Use these links to rapidly review the document

TABLE OF CONTENTS 2

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-160884

Subject to Completion.
Preliminary Prospectus Supplement dated November 9, 2009

PROSPECTUS SUPPLEMENT
 (To prospectus dated November 2, 2009)

$150,000,000

United Rentals, Inc.

          % Convertible Senior Notes due 2015

                   We will pay interest on the notes semi-annually in cash in arrears on May 15 and November 15 of each year, starting on May 15, 2010. The notes will mature on November 15, 2015, unless earlier repurchased or converted.

                   Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding May 15, 2015 only under the following circumstances: (1) during any fiscal quarter commencing after December 31, 2009, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business-day period after any 10 consecutive trading-day period (the "measurement period"), in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or (3) upon the occurrence of specified corporate transactions. In addition, on and after May 15, 2015, holders may convert their notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date for the notes. Upon conversion, we will deliver cash up to the aggregate principal amount of the notes to be converted, and cash, shares of our common stock or a combination thereof (at our discretion) in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted.

                   The initial conversion rate for the notes will be                 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per share of common stock). The conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate transaction in certain circumstances.

                   We may not redeem the notes prior to their maturity.

                   If we undergo a fundamental change, as described in this prospectus supplement, holders may require us to repurchase all or any portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, up to but excluding the fundamental change purchase date.

                   The notes will be our unsecured senior obligations and will rank equally with all our existing and future unsecured senior indebtedness and effectively junior to any existing and future indebtedness of United Rentals (North America), Inc. and each of its subsidiaries. The notes will also rank effectively junior to our secured obligations comprising our guarantee obligations in respect of United Rentals (North America), Inc.'s and its subsidiaries' outstanding borrowings under its senior secured asset-based revolving credit facility to the extent of the value of the collateral securing such indebtedness.

                   For a more detailed description of the notes, see the section titled "Description of the Notes."

                   The notes offered by this prospectus supplement will not be listed on any securities exchange. Currently, there is no public market for the notes.

                   Our common stock is listed on the New York Stock Exchange under the symbol "URI." On November 6, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $9.70 per share.

                   Concurrently with this offering of notes, under a separate prospectus supplement, United Rentals (North America), Inc. is offering $400 million aggregate principal amount of senior notes. Neither the completion of this offering nor of the senior notes offering of United Rentals (North America), Inc. will be contingent on the completion of the other.

                   Investing in the notes involves risks. See "Risk Factors" beginning on page S-17 of this prospectus supplement and "Item 1A—Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein.

	Per Note		Total
Public offering price		%	$
Underwriting discounts and commissions		%	$
Proceeds, before expenses, to us		%	$

                   We have granted the underwriters an option to purchase from us within the 13-day period, beginning on the date of this prospectus supplement, up to an additional $22,500,000 principal amount of notes at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.

                   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The underwriters expect to deliver the notes in book-entry form only, through the facilities of The Depository Trust Company, on                  , 2009.

Joint Book-Running Managers
BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities
Co-Managers

Barclays Capital	Calyon Securities (USA) Inc.	Scotia Capital

The date of this prospectus supplement is                  , 2009.

              No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

              This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

              Unless otherwise indicated, (1) the terms "United Rentals," "we," "us," our," "our company" or "the Company" refer to United Rentals, Inc., the issuer of the notes and its subsidiaries, and (2) the term "URNA" refers to United Rentals (North America), Inc., our wholly-owned subsidiary, and not to any of its subsidiaries.

              You should rely only on the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate or complete as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus supplement contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "seek," "on-track," "plan," "project," "forecast," "intend" or "anticipate," or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected by any forward-looking statements. Factors that could cause our actual results to differ materially from those projected include, but are not limited to, the following:

  •
  the depth and duration of the current economic downturn and ongoing decreases in North American construction and industrial activities, which have significantly affected revenues and, because many of our costs are fixed, our profitability, and which may further reduce demand and prices for our products and services through the first half of 2010 and perhaps beyond;

  •
  inability to benefit from government spending associated with stimulus-related construction projects;

  •
  our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions;

  •
  noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating our credit facilities and requiring us to repay outstanding borrowings;

S-ii

  •
  inability to access the capital that our businesses or growth plans may require;

  •
  inability to manage credit risk adequately or to collect on contracts with a large number of customers;

  •
  the outcome or other potential consequences of regulatory matters and commercial litigation;

  •
  incurrence of additional expenses (including indemnification obligations) and other costs in connection with the U.S. Attorney's Office inquiry, other litigation or regulatory or investigatory matters, related to the foregoing or otherwise;

  •
  increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment;

  •
  inability to sell our new or used fleet in the amounts, or at the prices, we expect;

  •
  the possibility that companies we've acquired or may acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate;

  •
  turnover in our management team and inability to attract and retain key personnel;

  •
  rates we can charge and time utilization we can achieve being less than anticipated;

  •
  costs we incur being more than anticipated, and the inability to realize expected savings in the amounts or time frames planned;

  •
  dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms;

  •
  competition from existing and new competitors;

  •
  disruptions in our information technology systems;

  •
  the costs of complying with environmental and safety regulations;

  •
  labor disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations or operations generally;

  •
  exchange rate fluctuations;

  •
  shortfalls in our insurance coverage; and

  •
  other factors discussed in the section titled "Item 1A—Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K.

              We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

INDUSTRY AND MARKET DATA

              We obtained the industry, market and competitive position data used throughout this prospectus supplement and in the documents incorporated by reference herein from our own internal estimates and research, as well as from industry publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is reliable, we have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

S-iii

SUMMARY

              This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all the information you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the financial data and related notes, before making an investment decision.

 Our Company

              United Rentals is the largest equipment rental company in the world with an integrated network of 580 rental locations in the United States, Canada and Mexico. We offer for rent approximately 3,000 classes of rental equipment, including heavy machines and hand tools, to customers that include construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. In 2008, we generated revenue of $3.3 billion, including $2.5 billion of equipment rental revenue.

              As of September 30, 2009, our fleet of rental equipment included approximately 225,000 units having an original equipment cost, based on initial consideration paid, of $3.8 billion. The fleet includes:

  •
  General construction and industrial equipment, such as backhoes, skid-steer loaders, forklifts, earth moving equipment and material handling equipment;

  •
  Aerial work platforms, such as scissor lifts and boom lifts;

  •
  General tools and light equipment, such as pressure washers, water pumps, heaters and hand tools; and

  •
  Trench safety equipment for underground work, such as trench shields, aluminum hydraulic shoring systems, slide rails, crossing plates, construction lasers and line testing equipment.

              In addition to renting equipment, we sell new and used rental equipment, as well as related contractor supplies, parts and service.

              Our principal executive offices are located at Five Greenwich Office Park, Greenwich, Connecticut 06831, and our telephone number is (203) 622-3131.

Industry Overview

              We serve four principal end-markets in the U.S. equipment rental industry: commercial construction; infrastructure; industrial; and homeowner or residential. Commercial construction, which represents approximately 59% of our business as measured by revenues for the nine months ended September 30, 2009, provides equipment rentals to support office, retail, lodging and healthcare-related projects. Infrastructure, which represents about 15% of our business as measured by revenues for the nine months ended September 30, 2009, supports the development of bridges, highways, power plants and airports. The industrial business, which represents about 18% of our business as measured by revenues for the nine months ended September 30, 2009, provides equipment rentals to serve manufacturers, chemical companies, paper mills, railroads, ship builders and utilities. Our residential business, which represents about 8% of our business as measured by revenues for the nine months ended September 30, 2009, provides equipment rentals to support the construction and renovation of homes.

              Although there are significant near-term challenges—including cyclical pressure and the lack of availability of credit—that will suppress construction activity through the first half of 2010 and perhaps beyond, we believe the long-term growth prospects of our industry are strong. We believe that long-term U.S. equipment rental growth, in addition to reflecting eventual general economic expansion, is driven by an end-market that increasingly recognizes the many advantages of renting equipment rather than owning. Customers recognize that by renting they can:

  •
  avoid the large capital investment required for new equipment purchases;

  •
  access a broad selection of equipment and select the equipment best suited for each particular job;

  •
  reduce storage, maintenance and transportation costs; and

  •
  access the latest technology without investing in new equipment.

Competitive Advantages

              We believe that we benefit from the following competitive advantages:

              Large and Diverse Rental Fleet.    Our rental fleet is the largest and most comprehensive in the industry, which allows us to:

  •
  serve a diverse customer base and reduce our dependence on any particular customer or group of customers; and

  •
  serve large customers that require substantial quantities and/or wide varieties of equipment.

              In addition to these considerations, we believe our recently intensified focus on serving national account and other large customers with a multi-regional presence should allow us to improve our performance and enhance our market leadership position.

              Significant Purchasing Power.    We purchase large amounts of equipment, contractor supplies and other items, which enables us to negotiate favorable pricing, warranty and other terms with our vendors.

              Operating Efficiencies.    We benefit from the following operating efficiencies:

  •
  Equipment Sharing Among Branches.  We generally group our branches into districts of six to 12 locations that are in the same geographic area. Each branch within a district can access all available equipment in the district. This sharing increases equipment utilization because equipment that is idle at one branch can be marketed and rented through other branches. Additionally, in 2008, we adjusted our compensation plans to further improve equipment sharing, such that branches are now compensated based on district performance, districts are compensated based on region performance and, similarly, regions are now compensated based on total company performance.

  •
  Ability to Transfer Equipment Among Branches.  The size of our branch network gives us the ability to take advantage of strength at a particular branch or in a particular region by permanently transferring underutilized equipment from weaker areas to stronger areas.

  •
  National Call Center.  We have a national call center in Tampa, Florida that handles all 1-800-UR-RENTS telephone calls without having to route them to individual branches. This provides us with the ability to provide a more uniform quality experience to customers, manage fleet sharing more effectively and free up branch employee time.

  •
  Consolidation of Common Functions.  We reduce costs through the consolidation of functions that are common to our branches, such as payroll, benefits and risk management, information technology and credit and collection. Additionally, in 2009 we completed a branch realignment and reduced our number of districts from 86 to 61, and reduced our number of regions from 11 to nine. We believe this realignment will result in further operational efficiencies.

              Information Technology Systems.    We have a wide variety of information technology systems, some proprietary and some licensed, that support our operations. This information technology infrastructure facilitates our ability to make rapid and informed decisions, respond quickly to changing market conditions and share rental equipment among branches. We have an in-house team of information technology specialists that supports our systems.

              Strong Brand Recognition.    As the largest equipment rental company in the United States, we have strong brand recognition, which helps us to attract new customers and build customer loyalty.

              Geographic and Customer Diversity.    We have 580 rental locations in 48 states, ten Canadian provinces and Mexico and serve customers that range from Fortune 500 companies to small businesses and homeowners. We believe that our geographic and customer diversity provides us with many advantages including:

  •
  enabling us to better serve national account customers with multiple locations;

  •
  helping us to achieve favorable resale prices by allowing us to access used equipment resale markets across North America;

  •
  reducing our dependence on any particular customer; and

  •
  mitigating the impact that fluctuations in regional economic conditions have on our overall financial performance.

              National Account Program.    Our national account sales force is dedicated to establishing and expanding relationships with large companies, particularly those with a national or multi-regional presence. We offer our national account customers the benefits of a consistent level of service across North America, a wide selection of equipment and a single point of contact for all their equipment needs. Combined revenues from national account customers and government agencies were approximately $700 million and $775 million in 2008 and 2007, respectively, and represented approximately 21% of our total revenues in each period. With our increased focus on large national accounts for 2009, we expect this percentage to increase over time. Combined revenues from national account customers and government agencies were approximately $400 million and represented approximately 23% of our total revenues for the nine months ended September 30, 2009.

              Strong and Motivated Branch Management.    Each of our full-service branches has a branch manager who is supervised by a district manager. We believe that our managers are among the most knowledgeable and experienced in the industry and we empower them, within budgetary guidelines, to make day-to-day decisions concerning branch matters. Each regional office has a management team that monitors branch, district and regional performance with extensive systems and controls, including performance benchmarks and detailed monthly operating reviews.

              Employee Training Programs.    We are dedicated to providing training and development opportunities to our employees. In 2008, our employees enhanced their skills through over 565,000 hours of training. Many employees participated in one of five week-long programs held in 2008 at our training facility located at our corporate headquarters. In addition to these training sessions, our employees are provided equipment-related training from our suppliers, as well as online courses covering a variety of subjects.

              Risk Management and Safety Programs.    Our risk management department is staffed by experienced professionals and is responsible for implementing our safety programs and procedures,

developing our employee and customer training programs and, in coordination with third-party professionals, managing any claims against us.

Strategy

              In 2008, our strategy aimed at growing our earnings at higher margins, while also continuing to generate significant cash flow. Three key elements of this strategy were: (1) refocusing our employees and sales representatives on our core rental business; (2) optimizing the management of our rental fleet; and (3) reducing our operating costs. Our 2008 achievements in pursuing this strategy included:

  •
  continued improvement in fleet transfers, which drove transfers to a record average of $1.3 billion per quarter on an original equipment cost basis (on the same basis, fleet transfers have averaged approximately $1.4 billion per quarter in the first nine months of 2009);

  •
  a reduction in our employee headcount from approximately 10,900 at December 31, 2007 to approximately 9,900 at December 31, 2008 (in the first nine months of 2009, our headcount was further reduced to approximately 8,400);

  •
  a reduction in our branch network from 697 at December 31, 2007 to 628 at December 31, 2008 (in the first nine months of 2009, our branch network was further reduced to 580);

  •
  a reduction in our selling, general and administrative expenses of $89 million, or 14.9%, for 2008 (in the first nine months of 2009, our selling, general and administrative expenses decreased $81 million, or 20.8%, as compared to the corresponding period in 2008);

  •
  an improvement in our contractor supplies gross margin to 23.6% for 2008, compared to 19.0% for 2007, reflecting our success in repositioning this business as a complementary offering to equipment rentals (in the first nine months of 2009, our contractor supplies gross margin improved to 26.3%); and

  •
  free cash flow generation of $335 million in 2008, compared to $242 million in 2007 (in the first nine months of 2009, we have generated free cash flow of $322 million).

              In 2009, we are continuing to focus on our core rental business, optimizing fleet management, disciplined cost management and free cash flow generation. Additionally, we are focusing on optimizing our field operations to improve sales force effectiveness and increasing the proportion of our revenues which come from national accounts and other large customers. To the extent we are successful in increasing the proportion of our revenue derived from these customers, we believe that over the long term we can improve our equipment rental gross margins and overall profitability because these accounts tend to have higher utilization levels and can be serviced more cost effectively. In 2009, we are actively pursuing growth in industrial rentals, where we believe our depth of resources and branch footprint give us a competitive advantage. Moreover, industrial rentals are subject to different cyclical pressures than the commercial construction market, where we are seeing demand continue to soften as spending is curtailed.

              Although the first nine months of 2009 have been challenging for both our company and the U.S. equipment rental industry generally, we believe our strategy, coupled with our broad geographic footprint, extensive rental fleet, advanced information technology systems, disciplined purchasing power, industry experience and ability to deliver extraordinary customer service, will position us to weather the economic downturn and enable us to strengthen our leadership position and improve our returns to stockholders once economic conditions improve.

 Recent Developments

              The current economic downturn, and the resulting decreases in North American construction and industrial activities, has continued to adversely affect our revenues and operating results and has continued to decrease the demand for our equipment as well as the prices that we can charge. For a discussion of the decrease in rental rates that we experienced in the third quarter of 2009, see our most recent Quarterly Report on Form 10-Q, which is incorporated by reference herein.

              In spite of the continued pressure, and as previously communicated, we expect to generate approximately $350 million of free cash flow for the full year in 2009, an increase from our previous estimate of $325 million. Also, we expect to reduce our full year selling, general and administrative expenses by $95 million to $100 million in 2009 compared to 2008, an increase from our previous estimate of $80 million to $90 million. Additionally, we expect to reduce our full year cost of equipment rentals, excluding depreciation, by $240 million to $250 million in 2009 compared to 2008, an increase from our previous estimate of $190 million to $210 million.

              The assumptions and estimates underlying the estimated financial information above are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those described under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements." Accordingly, there can be no assurance that the estimated financial information presented above is indicative of our future performance, that actual results for any current or future periods will not differ materially from this estimated financial information or that such results will meet investor and market analyst expectations.

The Offering

Issuer	United Rentals, Inc.
Notes Offered
$150,000,000 aggregate principal amount of % Convertible Senior Notes due 2015. We have also granted the underwriters an option to purchase from us within the 13-day period, beginning on the date of this prospectus supplement, up to an additional $22,500,000 principal amount of notes at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.
Maturity	November 15, 2015, unless earlier repurchased or converted.
Interest	% per annum, payable semi-annually in cash in arrears, on May 15 and November 15, starting on May 15, 2010.
Conversion Rights	Prior to May 15, 2015, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

•       during any fiscal quarter commencing after December 31, 2009, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•       during the five business-day period after any 10 consecutive trading-day period (the "measurement period") in which the trading price per $1,000 principal amount of the notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or

• upon the occurrence of specified corporate transactions described under "Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions."

On or after May 15, 2015, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder, at any time prior to the close of business on the second scheduled trading day preceding the maturity date for the notes, regardless of the foregoing circumstances.

The initial conversion rate for the notes will be shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $ per share of common stock, subject to adjustment as described in this prospectus supplement.

Upon conversion, we will deliver cash up to the aggregate principal amount of the notes to be converted, and cash, shares of our common stock or a combination thereof (at our discretion) in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted. See "Description of the Notes—Conversion Rights—Payment Upon Conversion." If holders elect to convert notes in connection with certain corporate transactions that occur prior to maturity, we will increase the conversion rate as described under "Description of the Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change."

Holders will not receive any additional cash payment or additional shares representing accrued and unpaid interest and any additional interest, if any, upon conversion of a note, except in circumstances described in "Description of the Notes—Conversion Rights—General." Instead, interest will be deemed paid by cash and shares, if any, of our common stock, together with any cash payment for any fractional share, to holders upon conversion of a note.
Fundamental Change
If we undergo a fundamental change (as defined under "Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes"), holders may require us to repurchase all or any portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest, up to but excluding the fundamental change purchase date.
Ranking
The notes will be our unsecured senior obligations and will rank equally with all of our existing and future unsecured senior debt and senior to all of our existing and future subordinated debt. The notes will effectively rank junior to all obligations of URNA and each of its subsidiaries. The notes will also effectively rank junior to our secured obligations, comprising our guarantee obligations in respect of URNA's and its subsidiaries' outstanding borrowings under its senior secured asset-based revolving credit facility (the "ABL facility") to the extent of the value of the collateral securing such debt.

As of September 30, 2009, after adjusting for this offering and the assumed application of the estimated net proceeds therefrom as described under "Use of Proceeds" (assuming no exercise of the underwriters' over-allotment option to purchase additional convertible senior notes), the notes would have ranked (1) equally with approximately $121 million of our other unsecured senior obligations, (2) senior to approximately $124 million of our subordinated obligations, (3) effectively junior to approximately $2 billion of URNA's unsecured senior and subordinated obligations, (4) effectively junior to approximately $530 million of our secured obligations, comprising our guarantee obligations in respect of URNA's and its subsidiaries' outstanding borrowings under the ABL facility and (5) effectively junior to approximately $211 million of indebtedness of our special purpose vehicle in connection with the accounts receivable securitization facility.

As of September 30, 2009, after adjusting for this offering and the concurrent offering by URNA of $400 million aggregate principal amount of senior notes, and the assumed application of the estimated net proceeds of both offerings as described under "Use of Proceeds" (assuming no exercise of the underwriters' over-allotment option to purchase additional convertible senior notes), the notes would have ranked (1) equally with approximately $121 million of our other unsecured senior obligations, (2) senior to approximately $124 million of our subordinated obligations, (3) effectively junior to approximately $2.4 billion of URNA's unsecured senior and subordinated obligations, (4) effectively junior to approximately $330 million of our secured obligations, comprising our guarantee obligations in respect of URNA's and its subsidiaries' outstanding borrowings under the ABL facility and (5) effectively junior to approximately $211 million of indebtedness of our special purpose vehicle in connection with the accounts receivable securitization facility. Most of URNA's U.S. receivable assets have been sold to a bankruptcy remote special purpose entity in connection with the accounts receivable securitization facility (the accounts receivable in the collateral pool being the lender's only source of payment under that facility).

Use of Proceeds	We anticipate that we will receive approximately $145 million (or approximately $167 million if the over-allotment option is exercised in full) in net proceeds from the sale of the notes, after underwriting discounts and commissions, but before fees and expenses, and excluding the cost of the convertible note hedge transactions. We intend to use the net proceeds from this offering, together with cash on hand, to redeem a portion of our outstanding 14% Senior Notes due 2014. We intend to use approximately $23 million of cash on hand (and we expect to use approximately $26 million if the over-allotment option is exercised in full) to pay the cost of the convertible note hedge transactions that we intend to enter into with one or more of the option counterparties (as defined below).

In addition, URNA anticipates that it will receive approximately $391 million in net proceeds from the concurrent sale of $400 million aggregate principal amount of senior notes, after underwriting discounts and commissions, but before fees and expenses. URNA intends to use the net proceeds from such offering to purchase or retire outstanding senior unsecured indebtedness, pay or prepay outstanding borrowings under the ABL facility and for general corporate purposes. Under the covenants of URNA's existing indebtedness, URNA may use up to approximately $200 million of the estimated net proceeds from URNA's senior notes offering to pay or prepay outstanding borrowings under the ABL facility or for general corporate purposes, and will be required to apply the balance to purchase or redeem outstanding senior unsecured indebtedness. In particular, URNA expects to use all or a portion of the net proceeds from the senior notes offering to repurchase a portion of its 6 1/2% Senior Notes due 2012. URNA expects to apply amounts intended to be used to purchase or redeem outstanding senior unsecured indebtedness to temporarily reduce outstanding borrowings under the ABL facility and the accounts receivable securitization facility pending such purchases or redemption. In addition, we expect that we will temporarily loan the net proceeds from this offering to URNA so that URNA can further temporarily reduce outstanding borrowings under these facilities pending the redemption by us of a portion of our 14% Senior Notes due 2014. For information regarding URNA's outstanding senior indebtedness, including maturity and applicable interest rates, see "Capitalization" and "Description of Our Other Indebtedness."

Neither the completion of this offering nor of the senior notes offering of URNA will be contingent on the completion of the other.
Conflicts of Interest
Because affiliates of Calyon Securities (USA) Inc. and Scotia Capital (USA) Inc. will each receive more than 5% of the net proceeds from this offering, this offering is being made in compliance with Rule 2720 of the rules of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Because none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated or Wells Fargo Securities, LLC, the joint book-running managers, has a conflict of interest, the FINRA rules do not require that we use a qualified independent underwriter for this offering. No underwriter having a conflict of interest under Rule 2720 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.
Book-Entry Form
The notes will be issued in book-entry form and will be represented by one or more global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC"). Beneficial interests in the notes will be evidenced by, and transfers will be effected only through, records maintained by participants in DTC.
No Public Trading Market
The notes are a new issue of securities for which there is currently no established trading market. Accordingly, there can be no assurance that a trading market for the notes will develop or as to the liquidity of any market that may develop. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued at any time without notice.
We do not intend to apply for listing or quotation of the notes on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol "URI".
Convertible Note Hedge Transactions
In connection with this offering of notes, we intend to enter into convertible note hedge transactions with one or more counterparties, which we refer to as the option counterparties, which may include one or more of the underwriters or affiliates thereof. The convertible note hedge transactions are intended to reduce, subject to a limit, the potential dilution with respect to our common stock upon conversion of the notes. We intend to use cash on hand to pay the cost of the convertible note hedge transactions. If the underwriters exercise their overallotment option to purchase additional notes, we expect to use cash on hand to enter into additional convertible note hedge transactions.

In connection with establishing its initial hedge of these transactions, the option counterparties have informed us that each option counterparty or an affiliate thereof expects to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with or shortly after the pricing of the notes.

In addition, the option counterparties have informed us that each option counterparty or an affiliate thereof is likely to modify its hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling shares of our common stock or other of our securities (including the notes) in secondary market transactions during the term of the notes. In particular, such hedge modification transactions are likely to occur near the time of settlement for a conversion of notes, which may have a negative effect on the amount or value of the consideration you receive in connection with the conversion of those notes. In addition, we will exercise options we hold under the convertible note hedge transactions, or options we hold under the convertible note hedge transactions may be terminated, whenever notes are converted. In order to unwind its hedge positions with respect to those exercised or terminated options, each option counterparty expects that it or its affiliates will likely sell or buy our common stock or other of our securities (including the notes) in secondary market transactions or unwind various derivative transactions with respect to our common stock near the time of settlement for the converted notes.

In addition, if the convertible note hedge transactions fail to become effective when this offering of notes is completed, or if this offering is not completed, the option counterparties have informed us that each option counterparty or an affiliate thereof may unwind its hedge positions with respect to our common stock, which could adversely affect the market price of our common stock and, as a result, the value of the notes.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the market price of our common stock and, as a result, the value of the notes and the value of such common stock that you may receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

Each convertible note hedge transaction is a separate transaction entered into by us with an option counterparty and is not a part of the terms of the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions. For a discussion of the impact of any market or other activity by the option counterparties or their respective affiliates in connection with these convertible note hedge transactions, see "Risk Factors—Risks Related to the Notes and Our Common Stock—The convertible note hedge transactions may affect the value of the notes and our common stock," "Description of the Convertible Note Hedge Transactions" and "Underwriting."
Trustee	The Bank of New York Mellon.
Governing Law	The notes and the indenture under which they will be issued will be governed by the laws of the State of New York.

Risk Factors	Investing in the notes involves risks. You should carefully consider the information under "Risk Factors" beginning on page S-17 and all other information contained or incorporated by reference in this prospectus supplement prior to investing in the notes. In particular, we urge you to carefully consider the information set forth in "Risk Factors" and in "Item 1A–Risk Factors" of our most recent Annual Report on Form 10-K for a description of certain risks you should consider before investing in the notes.

Summary Historical Consolidated Financial Data

              The following table presents our summary historical consolidated financial data for the periods indicated. The historical data for the years ended December 31, 2006, 2007 and 2008 and as of December 31, 2007 and 2008 has been derived from our audited historical consolidated financial statements and the notes to those statements, which are included in our most recent Annual Report on Form 10-K and incorporated by reference herein. Certain reclassifications of prior years' amounts have been made to conform to the current year's presentation. The historical data as of December 31, 2006 has been derived from our audited historical consolidated financial statements and the notes to those statements, which are not incorporated by reference herein. The historical data as of and for the nine months ended September 30, 2008 and 2009 has been derived from our unaudited historical consolidated financial statements and the notes to those statements, which are included in our most recent Quarterly Report on Form 10-Q and incorporated by reference herein and which have been prepared on a basis consistent with our annual consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for the periods presented. The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results to be expected for the full year or any future period. Our revenues, operating results and financial condition fluctuate from quarter to quarter, reflecting the seasonal rental patterns of our customers, with rental activity tending to be lower in the winter.

              Our historical financial data is not necessarily indicative of our future performance. Because the data in this table is only a summary and does not provide all of the data contained in our financial statements, the information should be read in conjunction with the sections titled "Use of Proceeds" and "Capitalization" in this prospectus supplement, "Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto in our most recent Annual Report on Form 10-K, and "Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto in our most recent Quarterly Report on Form 10-Q.

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	2008	2008	2009
	(Dollars in millions)
Statement of operations data:
Revenues:
Equipment rentals	$2,552	$2,652	$2,496	$1,890	$1,380
Sales of rental equipment	335	319	264	190	192
New equipment sales	232	230	179	137	63
Contractor supplies sales	385	378	212	169	95
Service and other revenues	123	136	116	90	71

Total revenues	3,627	3,715	3,267	2,476	1,801
Gross profit:
Gross profit from equipment rentals	1,001	1,033	904	701	385
Gross profit from sales of rental equipment	98	84	66	55	3
Gross profit from new equipment sales	41	40	28	23	10
Gross profit from contractor supplies sales	83	72	50	39	25
Gross profit from service and other revenues	69	81	70	53	42

Total gross profit	1,292	1,310	1,118	871	465

	Year Ended December 31,				Nine Months Ended September 30,
	2006	2007	2008		2008	2009
	(Dollars in millions)
Selling, general and administrative expenses	617	598	509		389	308
Charge related to settlement of SEC inquiry(d)	0	0	14		14	0
Restructuring charge(c)	0	0	20		6	25
Non-rental depreciation and amortization	50	54	58		44	42
Goodwill impairment charge(1)	0	0	1,147		0	0
Operating income (loss)	625	658	(630)		418	90
Interest expense, net(8)	208	187	174		159	154
Interest expense—subordinated convertible debentures, net(9)	13	9	9		7	(6)
Other income, net(a)(b)	(1)	(116)	0		0	0
Loss from discontinued operation, net of taxes(2)	(25)	(1)	0		0	0
Net income (loss)	224	362	(704)		149	(36)
Other financial data:
EBITDA(3)	$1,084	$1,265	$(117)		$796	$448
Adjusted EBITDA(3)	1,100	1,172	1,070		820	479
Depreciation and amortization	458	491	513		378	358
Net cash provided by (used in):
Operating activities	858	868	764		571	353
Investing activities	(648)	(604)	(446)		(451)	(55)
Financing activities	(404)	(13)	(612)		(431)	(240)
Free cash flow(4)	235	242	335		137	322
Ratio of total debt, including subordinated convertible debentures, to adjusted EBITDA	2.5x	2.3x	3.1x		NA	NA
Ratio of earnings to fixed charges(5)	2.4x	3.3x	—	(6)(7)	2.2x	— (6)
Ratio of adjusted EBITDA to the sum of interest expense, net, and interest expense-subordinated convertible debentures	5.0x	6.0x	5.8x		4.9x	3.2x

	December 31,			September 30,
	2006	2007	2008	2009
	(Dollars in millions)
Balance sheet data:
Cash	$119	$381	$77	$149
Rental equipment, net	2,561	2,826	2,746	2,488
Goodwill and other intangible assets, net(1)	1,376	1,404	229	232
Total assets	5,366	5,842	4,191	3,895
Total debt	2,556	2,570	3,199	2,978
Subordinated convertible debentures	146	146	146	124
Stockholders' equity (deficit)	1,538	2,018	(29)	(18)

(1)
During the fourth quarter of 2008 and in connection with the preparation of our year-end financial statements, we recognized an aggregate non-cash goodwill impairment charge of $1.1 billion related to certain reporting units within our general rentals segment. The charge reflected the challenges of the construction cycle, as well as the broader economic and credit environment. Substantially all of the impairment charge relates to goodwill arising out of acquisitions made by us between 1997 and 2000.

(2)
In December 2006, we entered into a definitive agreement to sell our traffic control business to HTS Acquisition, Inc., an entity formed by affiliates of private equity investors Wynnchurch Capital Partners and Oak Hill Special Opportunities Fund, L.P. In connection with this transaction, we recorded an after-tax loss on sale in 2006 of $24 million. The transaction closed in February 2007 and we received net proceeds of approximately $66 million. In accordance with GAAP, the results of operations of our traffic control business are reported within discontinued operation.

(3)
EBITDA represents the sum of net income (loss), loss from discontinued operation, net of taxes, provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation-rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus (i) the sum of the restructuring charge, the charge related to the settlement of the SEC inquiry, the goodwill impairment charge and stock compensation expense, net less (ii) the sum of the merger termination benefit and the net foreign currency transaction gain. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income (loss) and EBITDA and adjusted EBITDA.

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	2008	2008	2009
	(Dollars in millions)
Net income (loss)	$224	$362	$(704)	$149	$(36)
Loss from discontinued operation, net of taxes	25	1	0	0	0
Provision (benefit) for income taxes	156	215	(109)	103	(22)
Interest expense, net	208	187	174	159	154
Interest expense-subordinated convertible debentures, net	13	9	9	7	(6)
Depreciation-rental equipment	408	437	455	334	316
Non-rental depreciation and amortization	50	54	58	44	42

EBITDA(3)	1,084	1,265	(117)	796	448
Merger termination benefit(a)	0	(91)	0	0	0
Foreign currency transaction gain(b)	0	(17)	0	0	0
Restructuring charge(c)	0	0	20	6	25
Charge related to settlement of SEC inquiry(d)	0	0	14	14	0
Goodwill impairment charge(1)	0	0	1,147	0	0
Stock compensation expense, net(e)	16	15	6	4	6

Adjusted EBITDA(3)	$1,100	$1,172	$1,070	$820	$479

    (a)
    During 2007, we received $100 million following the termination of our merger agreement with certain affiliates of Cerberus Capital Management, L.P. This amount is included in other income, net of related transaction costs of $9 million.

    (b)
    Other income for 2007 includes $17 million of net foreign currency transaction gains relating to intercompany transactions primarily between our Canadian subsidiary and our U.S. subsidiaries.

    (c)
    Restructuring charges relate to the closure of branches and severance costs associated with reductions in headcount. The year ended December 31, 2008 included closures of 75 branches and reductions in headcount of approximately 1,000. The nine months ended September 30, 2009 and 2008 included closures of 51 and 31 branches, respectively, and reductions in headcount of approximately 1,500 and 400, respectively.

    (d)
    In 2004, the SEC commenced a non-public, fact-finding inquiry concerning us. The inquiry related to a broad range of our accounting practices and was not confined to a specific period. In March 2005, our board of directors formed a Special Committee of independent directors to review matters related to the SEC inquiry. In 2008, we reached a final settlement with the SEC of its inquiry. The settlement covered the issues identified in the Special Committee's findings and other accounting matters discussed in our Annual Report on Form 10-K for the year ended December 31, 2004. Under the terms of the settlement, we consented, without admitting or denying the allegations in the SEC's complaint, to the entry of a judgment requiring us to pay a civil penalty of $14 million and disgorgement of one dollar and enjoining us from violations of certain provisions of the federal securities laws in the future.

    (e)
    Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)
Free cash flow is defined as (i) net cash provided by operating activities–continuing operations less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities—continuing operations and free cash flow.

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	2008	2008	2009
	(Dollars in millions)
Net cash provided by operating activities–continuing operations	$834	$859	$764	$571	$353
Purchases of rental equipment	(873)	(870)	(624)	(590)	(198)
Purchases of non-rental equipment	(78)	(120)	(80)	(41)	(34)
Proceeds from sales of rental equipment	335	319	264	190	192
Proceeds from sales of non-rental equipment	17	23	11	7	11
Excess tax benefits from share-based payment arrangements	0	31	0	0	(2)

Free cash flow	$235	$242	$335	$137	$322
(5)
For purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes and fixed charges, net of capitalized interest and (ii) fixed charges consist of interest expense, which includes amortization of deferred finance charges, capitalized interest and imputed interest on our lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases. Currently, we have no shares of preferred stock outstanding, and we have not paid any dividends on preferred stock in the periods shown. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges.

(6)
Due to our losses for the year ended December 31, 2008 and for the nine months ended September 30, 2009, the ratio coverage was less than 1:1 for these periods. We would have had to have generated additional earnings of $814 million and $59 million for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively, to have achieved coverage ratios of 1:1.

(7)
The loss for the year ended December 31, 2008 includes the effect of a $1,147 million pretax non-cash goodwill impairment charge. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this non-recurring charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 2.2x for the year ended December 31, 2008.

(8)
During 2008 and 2009, we repurchased and retired certain of our outstanding debt securities. In connection with these repurchases, we recognized gains (losses) based on the difference between the net carrying amounts of the repurchased securities and the repurchase prices. Interest expense, net includes gains (losses) recognized in connection with these repurchases of $41 million, ($4) million and $16 million for the year ended December 31, 2008 and the nine months ended September 30, 2008 and 2009, respectively.

(9)
Interest expense-subordinated convertible debentures, net for the nine months ended September 30, 2009 includes a $13 million gain we recognized in connection with the simultaneous purchase of $22 million of QUIPS and retirement of $22 million principal amount of our subordinated convertible debentures.

RISK FACTORS

              Investing in the notes involves risks. You should carefully consider the risks described below and the risk factors incorporated by reference herein, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you invest in the notes. Certain risks related to us and our business are contained in the section titled "Item 1A—Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus (and in any of our Annual or Quarterly Reports for a subsequent year or quarter that we file with the SEC and that are so incorporated). See the section titled "Where You Can Find More Information" in the accompanying prospectus for information about how to obtain a copy of these documents. The risks and uncertainties described below and incorporated by reference into this prospectus supplement and the accompanying prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially affected. In that case, the value of the notes could decline substantially.

Our substantial debt exposes us to various risks.

              At September 30, 2009, our total indebtedness was $2.978 billion, excluding $124 million of our subordinated convertible debentures. Our substantial indebtedness has the potential to affect us adversely in a number of ways. For example, it will or could:

  •
  increase our vulnerability to adverse economic, industry or competitive developments;

  •
  require us to devote a substantial portion of our cash flow to debt service, reducing the funds available for other purposes, or otherwise constrain our financial flexibility;

  •
  restrict the ability of our subsidiaries to move operating cash flows to us;

  •
  affect our ability to obtain additional financing, particularly since substantially all of our assets are subject to security interests relating to existing indebtedness; and

  •
  decrease our profitability and/or cash flow.

              Further, if we are unable to service our indebtedness and fund our operations, we will be forced to adopt an alternative strategy that may include:

  •
  reducing or delaying capital expenditures;

  •
  limiting our growth;

  •
  seeking additional capital;

  •
  selling assets; or

  •
  restructuring or refinancing our indebtedness.

              Even if we adopt an alternative strategy, the strategy may not be successful and we may continue to be unable to service our indebtedness and fund our operations.

              A portion of our indebtedness bears interest at variable rates that are linked to changing market interest rates. As a result, an increase in market interest rates would increase our interest expense and our debt service obligations. At September 30, 2009, we had approximately $741 million of indebtedness that bears interest at variable rates. This amount represented 25% of our total indebtedness, excluding our subordinated convertible debentures. See "Item 7A—Quantitative and Qualitative Disclosure About Market Risk" in our most recent Annual Report on Form 10-K, incorporated by reference herein, for additional information relating to interest rate risk.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt and take other actions that could diminish our ability to make payments on the notes when due, which could further exacerbate the risks associated with our substantial indebtedness.

              Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more additional indebtedness in the future. We will not be fully restricted under the terms of the indenture governing the notes or the agreements governing our other indebtedness from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not prohibited by the terms of the indenture governing the notes or the agreements governing our other indebtedness, any of which actions could have the effect of diminishing our ability to make payments on the notes when due and further exacerbate the risks associated with our substantial indebtedness. Furthermore, the terms of the instruments governing our subsidiaries' indebtedness may not fully prohibit us or our subsidiaries from taking such actions.

If we are unable to satisfy the financial and other covenants in our debt agreements, our lenders could elect to terminate the agreements and require us to repay the outstanding borrowings, or we could face other substantial costs.

              Under the agreement governing the ABL facility, we are required to, among other things, satisfy certain financial tests relating to (1) the fixed charge coverage ratio and (2) the ratio of senior secured debt to EBITDA (as such ratios are defined in the agreement governing the ABL facility). Both of these covenants were suspended on June 9, 2009 because the availability, as defined in the agreement governing the ABL facility, had exceeded 20% of the maximum revolver amount under the ABL facility. Since the June 9, 2009 suspension date and through September 30, 2009, availability under the ABL facility has exceeded 10% of the maximum revolver amount under the ABL facility and, as a result, these maintenance covenants remained inapplicable. Subject to certain limited exceptions specified in the ABL facility, these covenants will only apply in the future if availability under the ABL facility falls below 10% of the maximum revolver amount under the ABL facility. If we are unable to satisfy any of the relevant covenants, the lenders could elect to terminate the ABL facility and/or other agreements governing our debt and require us to repay outstanding borrowings. In such event, unless we are able to refinance the indebtedness coming due and replace the ABL facility and/or the other agreements governing our debt, we would likely not have sufficient liquidity for our business needs and would be forced to adopt an alternative strategy as described above. Even if we adopt an alternative strategy, the strategy may not be successful and we may not have sufficient liquidity to service our debt and fund our operations.

              In addition to financial covenants, we are subject to various other covenants in the ABL facility, as well as in the other agreements governing our debt. In addition to the risks with respect to covenant non-compliance, compliance with covenants may restrict our ability to conduct our operations. For instance, these covenants limit or prohibit, among other things, our ability to incur additional indebtedness, make prepayments of certain indebtedness, pay dividends, repurchase common stock, make investments, create liens, make acquisitions, sell assets and engage in mergers and acquisitions. These covenants could adversely affect our operating results by significantly limiting our operating and financial flexibility.

Although the notes are referred to as "senior" notes, they are effectively subordinated to our secured obligations.

              The notes are our unsecured senior obligations and they are not secured by any of our assets. The notes are effectively subordinated to our secured obligations, comprising our guarantee obligations in respect of URNA's outstanding borrowings under the ABL facility, to the extent of the value of the collateral.

              As of September 30, 2009, after adjusting for this offering and the concurrent offering by URNA of $400 million aggregate principal amount of senior notes and the assumed application of the estimated net proceeds of both offerings as described under "Use of Proceeds" (assuming no exercise of the underwriters' over-allotment option to purchase additional convertible senior notes), we would have had outstanding an aggregate of approximately $330 million of secured obligations that are effectively senior to the notes, comprising our guarantee obligations in respect of URNA's and its subsidiaries' outstanding borrowings under the ABL facility.

              Under the terms of the agreements governing its debt, URNA may incur additional secured indebtedness.

              The effect of this effective subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay you until after:

  •
  all secured claims against the affected entity have been fully paid; and

  •
  all other claims against that subsidiary, including trade payables, have been fully paid.

              The lenders under the ABL facility or the holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the ABL facility or our other secured indebtedness). The exercise of such remedies may adversely affect our ability to meet our financial obligations under the notes.

The notes are effectively subordinated to the unsecured senior and subordinated indebtedness and other liabilities of URNA and its subsidiaries.

              The notes will be our general unsecured obligations and neither URNA nor any of its subsidiaries will guarantee our obligations under, or have any obligations to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to the unsecured senior and subordinated indebtedness and other liabilities of URNA. As of September 30, 2009, after adjusting for the concurrent offering of $400 million aggregate principal amount of senior notes of URNA and the assumed application of the estimated net proceeds therefrom, as described under "Use of Proceeds", URNA would have had total unsecured senior and subordinated indebtedness of approximately $2.4 billion and additional liabilities, including liabilities to trade creditors. The notes will also be effectively subordinated to the indebtedness of URNA's subsidiaries. As of September 30, 2009, after adjusting for the concurrent offering of $400 million aggregate principal amount of senior notes of URNA and the assumed application of the estimated net proceeds therefrom, as described under "Use of Proceeds", URNA's subsidiaries would have had total indebtedness of $350 million comprised of (i) $129 million of outstanding borrowings of one of URNA's guarantor subsidiaries under the ABL facility, (ii) approximately $211 million of indebtedness of our special purpose vehicle in connection with the accounts receivable securitization facility, and (iii) $10 million in capital leases and additional liabilities, including liabilities to trade creditors. Most of URNA's U.S. receivable assets have been sold to a bankruptcy remote special purpose entity in connection with the accounts receivable securitization facility (the accounts receivable in the collateral pool being the lender's only source of payment under that facility).

              URNA and its subsidiaries are separate and distinct legal entities and will have no obligations to pay any amounts due on the notes, or, subject to existing or future contractual obligations between us and URNA, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by URNA to us could be subject to statutory or contractual restrictions and taxes on distributions.

              Our right to receive any assets of URNA or its subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of URNA's and its subsidiaries' creditors, including trade creditors. The notes do not restrict the ability of URNA and its subsidiaries to incur additional liabilities.

Our business operations may not generate the cash needed to service and repay the notes or our other indebtedness.

              Our ability to make payments on the notes and service our other indebtedness will depend on our ability to generate cash in the future, which, in turn, is subject to a variety of risks and uncertainties, many of which are beyond our control. At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Our other indebtedness also will mature over the next five years and thereafter as set forth in "Description of Our Other Indebtedness—Maturities." We may not have sufficient funds to pay the principal of, or the premium (if any) or interest on, the notes or amounts due on our other indebtedness. If we do not have sufficient funds on hand or available through existing borrowing facilities or through the distribution of cash by our subsidiaries to us, we will need to seek additional financing. Additional financing may not be available to us in the amounts necessary, on terms that are satisfactory to us, or at all. If we default in the payment of amounts due on the notes (or our other outstanding indebtedness), it would give rise to an event of default under the indenture governing the notes (or the agreements governing our other indebtedness) and possible acceleration of amounts due under the indenture (or those other agreements), and any such default under one indenture or agreement could trigger a cross-default under each other indenture or agreement. In the event of any acceleration, there can be no assurance that the Company will have enough cash to repay its outstanding indebtedness, including the notes.

We have a holding company structure and we will depend in part on distributions from our subsidiaries in order to pay amounts due on the notes. Certain provisions of law or contractual restrictions could limit distributions from our subsidiaries.

              We derive substantially all of our operating income from, and hold substantially all of our assets through, our subsidiaries. The effect of this structure is that we will depend in part on the earnings of our subsidiaries, and the payment or other distribution to us of these earnings, in order to meet our obligations under the notes and other outstanding debt. Provisions of law, such as those requiring that dividends be paid only from surplus, could limit the ability of our subsidiaries to make payments or other distributions to us. Furthermore, these subsidiaries could in certain circumstances agree to contractual restrictions on their ability to make distributions.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our debt securities could cause the liquidity or market value of the notes to decline significantly.

              Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. In general, rating agencies base their ratings on many quantitative and qualitative factors, including, but not limited to, capital adequacy, liquidity, asset quality, business mix and quality of earnings, and, as a result, we may not be able to maintain our current credit ratings. Credit rating agencies continually review their ratings for the companies that they follow, including us. In addition, this notes offering may cause the rating agencies to reassess the ratings assigned to our debt securities. Any such action may lead to a downgrade of any rating assigned to the notes or in the assignment of a rating for the notes that is lower than might otherwise be the case. Real or anticipated changes in our credit ratings could cause the liquidity or market value of the notes to decline significantly.

              We expect the notes will be rated by Standard & Poor's ("S&P") and Moody's Investor Service ("Moody's"). There can be no assurance that these ratings will remain for any given period of time or that these ratings will not be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes in our company, so warrant. In this respect, each of S&P and Moody's currently maintains a negative outlook on our company.

              Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of notes of any changes in ratings. Each agency's rating should be evaluated independently of any other agency's rating.

Our indentures, the agreement governing the ABL facility and URNA's indentures impose significant operating and financial restrictions on us. If we default, we may not be able to make payments on the notes.

              Our indentures, including the indenture governing the notes, impose significant operating and financial restrictions on us and our restricted subsidiaries. Among other things, the indentures include limitations on: (1) indebtedness; (2) restricted payments; (3) liens; (4) asset sales; (5) issuance of preferred stock of restricted subsidiaries; (6) transactions with affiliates; (7) dividend and other payment restrictions affecting restricted subsidiaries; (8) designations of unrestricted subsidiaries; (9) additional subsidiary guarantees; (10) mergers, consolidations or sales of substantially all of our assets and (11) sale-leaseback transactions. Each of these covenants is subject to important exceptions and qualifications. Additionally, the agreement governing the ABL facility also contains similar limitations. In addition, URNA's indentures impose limitations on URNA's ability to make payments to us, which could negatively impact our business.

              These restrictions may also make more difficult or discourage a takeover of us, whether favored or opposed by our management. Consummation of any such transaction in certain circumstances may require the redemption or repurchase of the applicable notes, and we cannot assure you that we or the acquiror will have sufficient financial resources to affect such a redemption or repurchase.

              Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants or alternative sources of financing, or to reduce expenditures. We cannot assure you that such waivers, amendments or alternative financing could be obtained or, if obtained, would be on terms acceptable to us.

              A breach of any of the covenants or restrictions contained in the indentures could result in an event of default. Such a default could allow our debt holders to accelerate such debt, as well as any other debt to which a cross-acceleration or cross-default provision applies, and/or to declare all borrowings outstanding thereunder to be due and payable. If our debt is accelerated, our assets may not be sufficient to repay the related debt, including the notes, in full.

              As of the date of this prospectus supplement, URNA's restricted payment capacity would have been ($2) million under the indenture governing its 10.875% Senior Notes due 2016.

You may find it difficult to sell your notes.

              You may find it difficult to sell your notes because an active trading market for the notes may not develop. The notes are a new issue of securities for which there currently is no established trading market. We do not intend to apply for listing or quotation of the notes on any securities exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so. Accordingly, any market-making activities with respect to the notes may be discontinued at any time without notice.

              If a market for the notes does develop, it is possible that you will not be able to sell your notes at a particular time or that the prices that you receive when you sell will be unfavorable. It is also possible that any trading market that does develop for the notes will not be liquid. Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of companies in the equipment rental industry generally;

  •
  the interest of securities dealers in making a market for the notes;

  •
  prevailing interest rates;

  •
  the price, and volatility in the price of our shares of common stock, and

  •
  the market for similar securities.

              Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. If a market for the notes develops, it is possible that the market for the notes will be subject to disruptions and price volatility. Any disruptions may have a negative effect on holders of the notes, regardless of our operating performance, financial condition and prospects.

Any shares of our common stock into which the notes are convertible are equity interests and rank junior to our indebtedness and other non-common equity claims against it, and effectively junior to all the indebtedness and other non-common equity claims of our subsidiaries, including URNA.

              Any shares of our common stock into which the notes are convertible are equity interests in us and do not constitute indebtedness. As such, shares of our common stock will rank junior to all of our existing and future indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Shares of our common stock will rank effectively junior to all the indebtedness and other non-common equity claims of our subsidiaries, including URNA. Our board of directors is authorized to issue classes or series of preferred stock without any action on the part of the holders of our common stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries' liquidation or reorganization is subject to the prior claims of that subsidiary's creditors, including holders of any preferred stock.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

              The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets. The SEC recently published proposed amendments to Regulation SHO, relating to short sales, including consideration by the SEC to reinstate the "up-tick rule," that would impose new restrictions on short sales. If certain of these proposed short sale restrictions are adopted in a way that would impose limitations on short sales of common stock of issuers such as us (or if any other future governmental action occurs that has the same effect), or otherwise interfere with the ability of convertible note investors to effect short sales on the underlying common stock, the market value of the notes could be significantly affected.

The market price of the notes is expected to be significantly affected by the market price of our common stock, which has fluctuated significantly and may continue to do so in the future.

              Our common stock has experienced significant price and volume fluctuations and may continue to do so in the future. The market price of the notes is expected to be significantly affected by the market price of our common stock, as well as the general level of interest rates and our credit quality. This may result in a significantly greater volatility in the trading value of the notes than would be expected for non-convertible debt securities that we may issue.

              It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, could affect the price of our common stock.

              The price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage activity that we expect to develop involving our common stock as a result of the issuance of the notes. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes and may impact the price of the notes and make them more difficult to resell.

              Prior to the close of business on the business day immediately preceding May 15, 2015, the ability of the holders of the notes to convert the notes is conditioned on the last reported sale price of our common stock reaching a specified threshold, the trading price of the notes falling below a specified percentage of the product of the last reported sale price of the common stock and the applicable conversion rate, or the occurrence of specified corporate transactions. If the last reported sale price threshold for conversion of the notes is satisfied during a calendar quarter, holders may exchange the notes only during the subsequent calendar quarter. If such last reported sale price threshold is not satisfied, the trading price of the notes does not fall below the specified percentage and the other specified corporate transactions that would permit a holder to convert notes do not occur, holders would not be able to convert the notes except during the period on or after May 15, 2015 and prior to the close of business on the second scheduled trading day immediately preceding the maturity date.

              Because the conversion value of the notes is based upon the trading price of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes, making them more difficult to resell. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

              Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. Under the notes, the amount of consideration that you will receive upon conversion of your notes is in part determined by reference to the volume weighted average prices of our common stock for each trading day in a 40 trading-day observation period. As described under "Description of the Notes—Conversion Rights—Payment Upon Conversion," this period means, for notes with a conversion date occurring on or after May 15, 2015, the 40 consecutive trading-day period beginning on, and including, the 42nd scheduled trading day prior to the maturity date, and in all other instances, the 40 consecutive trading-day period beginning on, and including, the second scheduled trading day immediately following the relevant conversion date.

              Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares you will receive.

The conversion rate of the notes may not be adjusted for all dilutive events.

              The conversion rate of the notes will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends or distributions on our common stock, share splits or combinations, the issuance of certain rights or warrants, distributions of capital stock, evidences of indebtedness, assets or other property, and certain issuer tender or exchange offers, which events have a dilutive effect on our common stock. See "Description of the Notes—Conversion Rights—Conversion Rate Adjustments." However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

We may not have the ability to purchase the notes in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of notes, as required by the indenture governing the notes.

              Holders of the notes have the right to require us to repurchase the notes upon the occurrence of a fundamental change at 100% of their principal amount plus accrued and unpaid interest, including additional interest, if any, as described under "Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase the Notes." In addition, upon conversion of the notes, we will be required to make cash payments of up to $1,000 (or, if we elect to specify a cash percentage in respect of the conversion of any notes, possibly more than $1,000) for each $1,000 in principal amount of notes converted as described under "Description of the Notes—Conversion Rights—Payment Upon Conversion". However, we may be unable to do so because:

  •
  we might not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms, or at all; or

  •
  the agreements governing our other debt would prohibit us from repurchasing the notes, unless we were to obtain a waiver or refinance such indebtedness.

              Our failure to give notice of a fundamental change and of the repurchasing right with respect to the notes would give rise to an event of default under the indenture governing the notes and could result in acceleration of the amounts due thereunder. In addition, if we undergo a fundamental change (as defined in the applicable indenture), URNA will be required to make an offer to repurchase all outstanding 1 7/8% Convertible Senior Subordinated Notes due 2014, and URNA's failure to make such an offer would give rise to a default and possible acceleration of amounts due under that indenture. Any such default under one indenture could trigger a cross default under our other indentures. In addition, any such default under one indenture would trigger a default under the ABL facility (which could result in the acceleration of all indebtedness thereunder). A fundamental change, to the extent it constitutes a change of control (as defined in the credit agreement), in and of itself, is an event of default under the ABL facility, which would entitle the lenders to accelerate all amounts owing thereunder.

              In the event of any such acceleration, there can be no assurance that we will have enough cash to repay our outstanding indebtedness, including the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes or to increase the conversion rate of the notes.

              Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the notes and may have the right to convert your notes with an increased conversion rate. However, the fundamental change provisions will only afford protection to holders of notes in the event of certain transactions. Other transactions, such as leveraged recapitalization, refinancings, restructurings, or acquisitions initiated by us generally will not constitute a fundamental change requiring us to repurchase the notes or providing the right to convert your note at an increased conversion rate. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes or to convert your notes at an increased conversion rate, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

              If a fundamental change constituting a make-whole fundamental change, as described under "Description of the Notes—Conversion Rights—Adjustments to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change," occurs, under certain circumstances, we will increase the applicable conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the applicable conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described under "Description of the Notes—Conversion Rights—Adjustments to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change." The adjustment to the applicable conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the stock price for such transaction is greater than $              per share, or if such price is less than $              per share (each such price, subject to adjustment), no adjustment will be made to the applicable conversion rate. Moreover, in no event will the conversion rate as a result of this adjustment exceed              per $1,000 principal amount of notes, subject to adjustments as described in this prospectus supplement.

The contingent conversion features of the notes, if satisfied, may adversely affect our financial condition and operating results.

              In the event the contingent conversion features of the notes are satisfied, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See "Description of the Notes—Conversion Rights." If one or more holders elect to convert their notes, we would be required to settle any converted principal through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The contingent conversion features of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

              Prior to the close of business on the business day immediately preceding May 15, 2015, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of our common stock or the cash and common stock into which the notes would otherwise be convertible.

The fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of us.

              The fundamental change purchase rights, which will allow you to require us to purchase all or a portion of your notes upon the occurrence of a fundamental change, as defined in "Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase the Notes," and the provisions requiring an increase to the applicable conversion rate for conversions in connection with make-whole fundamental changes may in certain circumstances delay or prevent a takeover of us and the removal of incumbent management that might otherwise be beneficial to investors.

Our rights plan and charter provisions may affect the likelihood of a takeover or change of control of the Company.

              We have in place a stockholders' rights plan and certain charter provisions, such as the inability for stockholders to act by written consent, that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or our management that are not approved by our board, including transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices. As previously reported, on October 16, 2008, we amended our rights plan to reduce the beneficial ownership threshold required to trigger rights under the plan from a 25 percent ownership interest to a 15 percent ownership interest. We are also subject to Section 203 of the Delaware General Corporation Law, which under certain circumstances restricts the ability of a publicly held Delaware corporation to engage in a business combination, such as a merger or sale of assets, with any stockholder that, together with affiliates, owns 15 percent or more of the corporation's outstanding voting stock, which similarly could prohibit or delay the accomplishment of a change of control transaction.

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock to the extent our conversion obligation includes shares of our common stock.

              To the extent we issue shares of our common stock to satisfy our conversion obligation, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until the last trading day of the observation period related to the conversion of such notes, but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only if you receive our common stock upon conversion and only as of the date when you become an owner of the shares of our common stock upon such conversion. For example, in the event that an amendment is proposed to our charter or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the last trading day of the observation period related to the conversion of such notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the value of the notes.

              Except as described under the heading "Underwriting," we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of additional shares of our common stock, including in connection with other issuances of convertible or exchangeable securities or otherwise, will dilute the ownership interest of our existing common stockholders. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our financial results.

              In May 2008, the Financial Accounting Standards Board issued guidance that requires an entity to separately account for the liability and equity components of convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer's economic interest cost. The effect of this guidance on the accounting for the notes is that the equity component would be included in the additional paid-in capital section of stockholders' equity (deficit) on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result of adopting this guidance for fiscal 2009, we will be required to record a greater amount of non-cash interest expense as a result of the amortization of the discount over the term of the notes. We will report lower net income in our financial results because this guidance requires interest to include both the amortization of the debt discount and the instrument's coupon interest, which could adversely affect our future financial results, the trading price of our common stock and the trading price of the notes.

The U.S. federal income tax treatment of the conversion of the notes is uncertain.

              The U.S. federal income tax treatment of the conversion of the notes into a combination of cash and common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock) is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock). A summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, and the shares of common stock into which the notes may be converted, is contained in the section titled "Certain Material United States Federal Income Tax Considerations."

Provisions in our organizational documents and Delaware law may discourage a change of control.

              Certain provisions in our restated certificate of incorporation and amended and restated bylaws may have the effect of discouraging a change of control, which, under certain circumstances, could reduce the market price of our common stock. For example, our restated certificate of incorporation authorizes our board of directors to issue shares of preferred stock to which special rights may be attached, including voting and dividend rights. With these rights, preferred stockholders could make it more difficult for a third party to acquire us. In addition, certain other provisions of our corporate documents regarding special meetings of stockholders, advance notice requirements for stockholder director nominations and amendments of our restated certificate of incorporation and bylaws may also discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law which impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing security holders.

Cash dividends may not be paid on our common stock.

              Our ability to pay dividends on our common stock is limited under the terms of our existing debt agreements. In addition, Delaware law generally restricts us from paying dividends in circumstances where the payment would make our liabilities exceed our assets or where the payment would make us unable to pay our debts as they become due. If we do not pay dividends for any reason, your shares of our common stock could become less liquid and the market price of our common stock could decline.

              We do not plan on paying dividends on our common stock in the near term. Instead, we intend to retain any earnings to repay indebtedness and to fund the development and growth of our business. Any future payments of cash dividends will depend on our final condition, capital requirements and earnings, as well as other factors that our board of directors may consider.

The convertible note hedge transactions may affect the value of the notes and our common stock.

              We intend to enter into convertible note hedge transactions with one or more counterparties, which we refer to as the option counterparties, which may include one or more of the underwriters or affiliates thereof. The convertible note hedge transactions are intended to reduce, subject to a limit, the potential dilution with respect to our common stock upon conversion of the notes. We intend to use cash on hand to pay the cost of the convertible note hedge transactions. If the underwriters exercise their overallotment option to purchase additional notes, we expect to use cash on hand to enter into additional convertible note hedge transactions.

              In connection with establishing its initial hedge of these transactions, the option counterparties have informed us that each option counterparty or an affiliate thereof expects to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with or shortly after the pricing of the notes.

              In addition, the option counterparties have informed us that each option counterparty or an affiliate thereof is likely to modify its hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling shares of our common stock or other of our securities (including the notes) in secondary market transactions during the term of the notes. In particular, such hedge modification transactions are likely to occur near the time of settlement for a conversion of notes, which may have a negative effect on the amount or value of the consideration you receive in connection with the conversion of those notes. In addition, we will exercise options we hold under the convertible note hedge transactions, or options we hold under the convertible note hedge transactions may be terminated, whenever notes are converted. In order to unwind its hedge positions with respect to those exercised or terminated options, each option counterparty expects that it or its affiliates will likely sell or buy our common stock or other of our securities (including the notes) in secondary market transactions or unwind various derivative transactions with respect to our common stock near the time of settlement for the converted notes.

              In addition, if the convertible note hedge transactions fail to become effective when this offering of notes is completed, or if this offering is not completed, the option counterparties have informed us that each option counterparty or an affiliate thereof may unwind its hedge positions with respect to our common stock, which could adversely affect the market price of our common stock and, as a result, the value of the notes.

              The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the market price of our common stock and, as a result, the value of the notes and the value of such common stock that you may receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

USE OF PROCEEDS

              We anticipate that we will receive approximately $145 million (or approximately $167 million if the underwriters' over-allotment option is exercised in full) in net proceeds from the sale of the notes, after underwriting discounts and commissions, but before fees and expenses, and excluding the cost of the convertible note hedge transactions. We intend to use the net proceeds from this offering, together with cash on hand, to redeem a portion of our 14% Senior Notes due 2014. We intend to use approximately $23 million of cash on hand (and we expect to use approximately $26 million if the over-allotment option is exercised in full) to pay the cost of the convertible note hedge transactions that we intend to enter into with the option counterparties.

              In addition, URNA anticipates that it will receive approximately $391 million in net proceeds from the concurrent sale of $400 million aggregate principal amount of senior notes, after underwriting discounts and commissions, but before fees and expenses. URNA intends to use the net proceeds from such offering to purchase or retire outstanding senior unsecured indebtedness, pay or prepay outstanding borrowings under the ABL facility and for general corporate purposes. Under the covenants of URNA's existing indebtedness, URNA may use up to approximately $200 million of the estimated net proceeds from URNA's senior notes offering to pay or prepay outstanding borrowings under the ABL facility or for general corporate purposes, and will be required to apply the balance to purchase or redeem outstanding senior unsecured indebtedness. In particular, URNA expects to use all or a portion of the net proceeds from the senior notes offering to repurchase a portion of its 6 1/2% Senior Notes due 2012. URNA expects to apply amounts intended to be used to purchase or redeem outstanding senior unsecured indebtedness to temporarily reduce outstanding borrowings under the ABL facility and the accounts receivable securitization facility pending such purchases or redemption. In addition, we expect that we will temporarily loan the net proceeds from this offering to URNA so that URNA can further temporarily reduce outstanding borrowings under these facilities pending the redemption by us of a portion of our 14% Senior Notes due 2014. For information regarding URNA's outstanding senior indebtedness, including maturities and applicable interest rates, see "Capitalization" and "Description of Our Other Indebtedness."

              Neither the completion of this offering nor of the senior notes offering of URNA will be contingent on the completion of the other.

              Because affiliates of Calyon Securities (USA) Inc. and Scotia Capital (USA) Inc. will each receive more than 5% of the net proceeds from this offering, this offering is being made in compliance with Rule 2720 of the FINRA rules. Because none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated or Wells Fargo Securities, LLC, the joint book-running managers, has a conflict of interest, the FINRA rules do not require that we use a qualified independent underwriter for this offering. No underwriter having a conflict of interest under Rule 2720 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

 CAPITALIZATION

              The following table presents our consolidated cash position and consolidated capitalization as of September 30, 2009: (1) on an actual basis; (2) as adjusted for this offering and the assumed application of the estimated net proceeds therefrom (assuming no exercise of the underwriters' over-allotment option to purchase additional convertible senior notes) and the use of cash on hand to pay the cost of the convertible notes hedge transactions; and (3) as adjusted for this offering (assuming no exercise of the underwriters' over-allotment option to purchase additional convertible senior notes) and the concurrent offering by URNA of $400 million aggregate principal amount of senior notes and the assumed application of the estimated net proceeds from both of the offerings. Neither the completion of this offering nor of the senior notes offering of URNA will be contingent on the completion of the other.

              URNA intends to use the net proceeds from its concurrent offering of senior notes to purchase or retire outstanding senior unsecured indebtedness, pay or prepay outstanding borrowings under the ABL facility and for general corporate purposes. Under the covenants of URNA's existing indebtedness, URNA may use up to approximately $200 million of the estimated net proceeds from URNA's senior notes offering to pay or prepay outstanding borrowings under the ABL facility or for general corporate purposes, and will be required to apply the balance to purchase or redeem outstanding senior unsecured indebtedness. In particular, URNA expects to use all or a portion of the net proceeds from the senior notes offering to repurchase a portion of its 6 1/2% Senior Notes due 2012. URNA expects to apply amounts intended to be used to purchase or redeem outstanding senior unsecured indebtedness to temporarily reduce outstanding borrowings under the ABL facility and the accounts receivable securitization facility pending such purchases or redemption. In addition, we expect that we will temporarily loan the net proceeds from this offering to URNA so that URNA can further temporarily reduce outstanding borrowings under these facilities pending the redemption by us of a portion of our 14% Senior Notes due 2014. For information regarding URNA's outstanding senior indebtedness, including maturity and applicable interest rates, see "Description of Our Other Indebtedness." This table is derived from and should be read in conjunction with our unaudited consolidated financial statements incorporated in this prospectus supplement by reference to our most recent Quarterly Report on Form 10-Q. See "Incorporation of Certain Information by Reference" in the accompanying prospectus.

	September 30, 2009
	Actual		As adjusted for this offering		As adjusted for this offering and the concurrent senior notes offering of URNA
	(in millions)
Cash and cash equivalents	$149		$121	(1)	$312	(1)(2)

Debt
Holdings:
Notes offered hereby(3)	$—		$107		$107
14% Senior Notes due 2014	264	(4)	118	(1)	118	(1)

Total URI debt	$264		$225		$225
URNA and subsidiaries debt:
$1.285 billion ABL facility(5)	$530		$530		$330	(6)
Accounts receivable securitization facility(6)	211		211		211
Senior Notes to be offered	—		—		400
10.875% Senior Notes due 2016(7)	486		486		486
6 1/2% Senior Notes due 2012	594		594		594	(2)
7 3/4% Senior Subordinated Notes due 2013	484		484		484
7% Senior Subordinated Notes due 2014	261		261		261
1 7/8% Convertible Senior Subordinated Notes due 2023	115		115		115
Other debt, including capital leases(8)	33		33		33

Total URNA and subsidiaries debt	$2,714		$2,714		$2,914	(2)
Total debt	$2,978		$2,939		$3,139
Subordinated convertible debentures	124		124		124
Total stockholders' deficit	(18)		(2)		(2)

Total capitalization	$3,084		$3,061		$3,261
Net debt(9)	$2,829		$2,818		$2,827

(1)
The "as adjusted for this offering" and the "as adjusted for this offering and the concurrent senior notes offering of URNA" columns are presented for illustrative purposes only. As described in "Use of Proceeds", we intend to use the net proceeds from this offering, together with cash on hand, to redeem a portion of our 14% Senior Notes due 2014 and apply cash on hand to pay the cost of the convertible note hedge transactions that we intend to enter into in connection with the sale of the notes.

(2)
As described above, URNA intends to use the net proceeds from its concurrent offering of senior notes to purchase or retire outstanding senior unsecured indebtedness, pay or prepay outstanding borrowings under the ABL facility and for general corporate purposes. In particular, URNA expects to use all or a portion of the net proceeds from that offering to repurchase a portion of its 6 1/2% Senior Notes due 2012. Although URNA expects to temporarily apply the net proceeds of the concurrent offering of its senior notes to reduce outstanding borrowings under the ABL facility and the accounts receivable securitization facility and the covenants permit URNA to pay or prepay up to approximately $200 million of outstanding borrowings under the ABL facility, URNA expects to use all or a portion of the net proceeds from its concurrent offering of its senior notes to repurchase a portion of its 6 1/2% Senior Notes due 2012.

(3)
The convertible senior notes offered hereby are valued at approximately $107 million in our consolidated balance sheet in accordance with GAAP. However, upon maturity, the aggregate principal amount due will be $150 million.

(4)
The difference between the September 30, 2009 carrying value of the 14% Senior Notes and the remaining $271 million principal amount of the notes relates to a $7 million original issue discount initially recognized in conjunction with the issuance of these notes.

(5)
$428 million was outstanding under the ABL facility at November 6, 2009 and the weighted average interest rate for the month of October was 3.01%. $788 million, or 61%, was available under the ABL facility at November 6, 2009.

(6)
$221 million was outstanding under the accounts receivable securitization facility at November 6, 2009 and the weighted average interest rate for the month of October was 1.55%. $11 million, or 5%, was available under the accounts receivable securitization facility at November 6, 2009. Most of URNA's U.S. receivable assets have been sold to a bankruptcy remote special purpose entity in connection with the accounts receivable securitization facility (the accounts receivable in the collateral pool being the lender's only source of payment under that facility).

(7)
The difference between the September 30, 2009 carrying value of the 10.875% Senior Notes and the $500 million principal amount of the notes relates to a $14 million original issue discount initially recognized in conjunction with the issuance of these notes.

(8)
In addition to capital leases, this amount includes deferred gains on a terminated derivative transaction.

(9)
Net debt represents total debt less cash and cash equivalents. Management believes that net debt is helpful in analyzing leverage as well as liquidity and is useful as a measure of financial position. However, net debt is not a GAAP financial measure, and, accordingly, should not be considered as an alternative to total debt or cash and cash equivalents. Net debt excludes $124 million of the subordinated convertible debentures included in our consolidated balance sheets, which reflect our obligation to our subsidiary trust that has issued 6 1/2% Convertible Quarterly Income Preferred Securities. Set forth below is a reconciliation of total debt, the most directly comparable financial measure calculated and reported in accordance with GAAP, to net debt:

	September 30, 2009
	Actual	As adjusted for this offering	As adjusted for this offering and the concurrent senior notes offering of URNA
Total debt	$2,978	$2,939	$3,139
Cash and cash equivalents	(149)	(121)	(312)

Net debt	$2,829	$2,818	$2,827

 PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

              Our common stock is listed on the New York Stock Exchange under the symbol "URI". The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock.

	Price Range
	High	Low
2009
Fourth Quarter (through November 6, 2009)	$11.53	$8.95
Third Quarter	11.32	5.19
Second Quarter	6.90	3.99
First Quarter	9.50	2.52
2008
Fourth Quarter	$15.52	$4.32
Third Quarter	22.59	13.79
Second Quarter	22.74	17.53
First Quarter	20.50	14.83
2007
Fourth Quarter	$34.37	$17.32
Third Quarter	34.98	28.55
Second Quarter	35.56	27.23
First Quarter	29.68	24.57

              As of September 30, 2009, there were 60,141,706 shares of our common stock outstanding held by approximately 114 record holders, not including beneficial owners of shares registered in nominee or street name. On November 6, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $9.70 per share.

              We have not paid dividends on our common stock since inception and we do not expect in the foreseeable future to pay any dividends. Longer-term, the payment of any future dividends will be determined by our board of directors in light of conditions then existing, including earnings, financial condition and capital requirements, financing agreements, business conditions, stock price and other factors. The terms of certain agreements governing our outstanding indebtedness contain certain limitations on our ability to move operating cash flows to us and/or to pay dividends on our common stock. In addition, under Delaware law, dividends may only be paid out of surplus or current or prior year's net profits.

 DESCRIPTION OF OUR OTHER INDEBTEDNESS
(Dollars in millions)

              Set forth below is certain information concerning our outstanding debt securities and subordinated convertible debentures, as well as the existing ABL facility, the accounts receivable securitization facility and outstanding debt securities of URNA and its subsidiaries. Our outstanding debt securities contain restrictive covenants that will not be in the indenture that will govern the notes. URNA's existing notes are, and URNA's senior notes being offered in a concurrent offering will be, guaranteed on a senior or senior subordinated basis by us. Copies of the applicable credit agreements and indentures may be obtained from our filings with the SEC that are available to the public on the SEC's website at http://www.sec.gov and from us. See the sections titled "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information" in the accompanying prospectus.

Certain Information Concerning our Debt Securities

              14% Notes.    In June 2008, we repurchased all of our outstanding Series C and D preferred stock for approximately $679. Pursuant to the repurchase agreement with the preferred holders, we issued to the former preferred holders $425 aggregate principal amount of 14% Senior Notes due 2014 (the "14% Notes") in partial payment of the repurchase price of the preferred stock. In September 2008, we repurchased and retired $125 of the principal amount of the 14% Notes. During the first nine months of 2009, we repurchased and retired an aggregate of $29 principal amount of the 14% Notes. The difference between the September 30, 2009 carrying value of the 14% Notes and the remaining $271 principal amount of the notes relates to a $7 original issue discount initially recognized in conjunction with the issuance of these notes. The 14% Notes were issued under a new indenture between us and The Bank of New York Mellon, as trustee, and are callable at par by us at any time. The indenture contains covenants, including, among other things, limitations on our and our subsidiaries' ability to incur indebtedness, make certain restricted payments, create or incur liens, pay dividends, issue preferred stock, enter into transactions with affiliates, dispose of the proceeds of asset sales, enter into sale/leaseback transactions and consolidate, merge or sell all or substantially all of our properties. These covenants include exceptions that would allow us to engage in these activities under certain conditions. The indenture permits us to redeem all or part of the 14% Notes at any time at a price equal 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date. The indenture also requires that, in the event of a change in control (as defined in the indenture), we must make an offer to purchase all of the then outstanding 14% Notes tendered at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon. The indenture also contains customary default provisions, including a cross-default provision with respect to our and certain of our subsidiaries' outstanding debt in excess of $25 or more.

Certain Information Concerning our Subordinated Convertible Debentures

              The subordinated convertible debentures included in our consolidated balance sheets reflect our obligation to our subsidiary trust (the "Trust") that has issued 6 1/2% Convertible Quarterly Income Preferred Securities ("QUIPS"). This subsidiary is not consolidated in our financial statements because we are not the primary beneficiary of the trust.

              In August 1998, the Trust issued and sold $300 of QUIPS in a private offering. The Trust used the proceeds from the offering to purchase our 6 1/2% subordinated convertible debentures due 2028 (the "Debentures"), which resulted in us receiving all of the net proceeds of the offering. The QUIPS are non-voting securities, carry a liquidation value of $50 (fifty dollars) per security and are convertible into our common stock. The initial convertible rate was 1.146 shares of common stock per preferred security (equivalent to an initial conversion price of $43.63 per share). In July 2008, following the completion of the modified "Dutch auction" tender offer, the conversion price of the QUIPS was adjusted to $41.02 and, accordingly, each $50 (fifty dollars) in liquidation preference is now convertible into 1.219 shares of common stock. As of September 30, 2009, the aggregate amount of Debentures outstanding was $124.

              Holders of the QUIPS are entitled to preferential cumulative cash distributions from the Trust at an annual rate of 6 1/2% of the liquidation value, accruing from the original issue date and payable quarterly in arrears beginning February 1, 1999. The distribution rate and dates correspond to the interest rate and payment dates on the Debentures. We may defer quarterly interest payments on the Debentures for up to twenty consecutive quarters, but not beyond the maturity date of the Debentures. If our quarterly interest payments on the Debentures are deferred, so are the corresponding cash distribution payments on the QUIPS. During any period in which we are deferring its quarterly interest payments, we will be prohibited from paying dividends on any of its capital stock or making principal, interest or other payments on debt securities that rank pari passu with or junior to the Debentures.

              We have executed a guarantee with regard to payment of the QUIPS to the extent that the Trust has insufficient funds to make the required payments.

              The Debentures mature on August 1, 2028 and may be redeemed by us prior thereto at par. The indenture governing the Debentures contains standard default provisions and debtor covenants.

Certain Information Concerning the Credit Facilities

              ABL Facility.    In June 2008, we, URNA and certain of our subsidiaries entered into a credit agreement providing for a five-year $1,250 ABL facility, a portion of which is available for borrowing in Canadian dollars. In October 2008, the availability under the ABL facility was increased to $1,285 and, subject to certain conditions, the commitments under the ABL facility can be increased by up to an additional $215. The ABL facility is subject to, among other things, the terms of a borrowing base derived from the value of eligible rental equipment and eligible inventory. The borrowing base is subject to certain reserves and caps customary for financings of this type. All amounts borrowed under the credit agreement must be repaid on or before June 7, 2013. Loans under the credit agreement bear interest, at URNA's option: (1) in the case of loans in U.S. dollars, at a rate equal to the London interbank offered rate or an alternate base rate, in each case, plus a spread, or (2) in the case of loans in Canadian dollars, at a rate equal to the Canadian prime rate or an alternate rate (Bankers Acceptance Rate), in each case, plus a spread. The interest rates under the credit agreement are subject to change based on a total consolidated leverage ratio (a measurement of URNA's total debt to EBITDA, as defined in the credit agreement). A commitment fee accrues on any unused portion of the commitments under the credit agreement at a rate per annum based on usage. Ongoing extensions of credit under the credit agreement are subject to customary conditions, including sufficient availability under the borrowing base. The credit agreement also contains financial covenants that, unless certain financial and other conditions are satisfied, require URNA to satisfy various financial tests and to maintain certain financial ratios. In addition, the credit agreement contains customary negative covenants applicable to us, URNA and our subsidiaries, including negative covenants that restrict the ability of such entities to, among other things: (1) incur additional indebtedness or engage in certain other types of financing transactions; (2) allow certain liens to attach to assets; (3) repurchase, or pay dividends or make certain other restricted payments on capital stock and certain other securities; (4) prepay certain indebtedness; (5) make acquisitions and investments; and (6) consolidate, merge or consummate asset sales, in each case subject to certain exceptions and qualifications. URNA may voluntarily prepay the loans under the credit agreement in whole or in part at any time without penalty. However, URNA is required to prepay the loans to the extent of all net proceeds it receives from certain asset dispositions.

              The U.S. dollar borrowings under the credit agreement are secured by substantially all of the assets of Holdings and URNA and substantially all of the assets of certain of its domestic subsidiaries (other than real property and certain accounts receivable). The U.S. dollar borrowings under the credit agreement are guaranteed by us, URNA and, subject to certain exceptions, our domestic subsidiaries. Borrowings under the credit agreement by URNA's Canadian subsidiaries are also secured by substantially all the assets of URNA's Canadian subsidiaries and supported by guarantees from the Canadian subsidiaries and from us and URNA, and, subject to certain exceptions, our domestic subsidiaries. Under the ABL facility, a change of control (as defined in the credit agreement) constitutes an event of default, entitling URNA's lenders under the ABL facility, among other things, to terminate the ABL facility and to require URNA to repay outstanding borrowings. The ABL facility also contains customary default provisions, including a cross-default provision with respect to any of our, URNA's or certain of our subsidiaries' debt with an outstanding principal amount of $75 or more.

              Accounts Receivable Securitization Facility.    In December 2008, URNA and certain of its subsidiaries amended its existing accounts receivable securitization facility, effective January 1, 2009. The amended facility, which expires on October 20, 2011, increased the facility size from $300 to $325 and includes a 364-day, two-year term-out provision. The amended facility also provides for adjustments to the receivables subject to purchase. In connection with entering into the amended facility, URNA agreed to a modified pricing structure, which is based on commercial paper rates plus a specified spread based on URNA's total leverage ratio, as defined in the ABL facility. There is also a commitment fee based on the utilization of the facility. Key provisions of the amended facility include the following:

  •
  borrowings are permitted only to the extent that the face amount of the receivables in the collateral pool exceeds the outstanding loans by a specified amount;

  •
  the receivables in the collateral pool are the lenders' only source of repayment;

  •
  after expiration or early termination of the facility, no new amounts will be advanced under the facility and collections on the receivables securing the facility will be used to repay the outstanding borrowings;

  •
  standard termination events including, without limitation, a termination event if there is a change of control of us or URNA, or if the long-term senior secured rating of URNA falls below either B+ from Standard & Poor's Ratings Services ("S&P") or B2 from Moody's Investors Service, Inc. ("Moody's"). As of September 30, 2009, URNA's long-term senior secured debt was rated BB- by S&P and Ba1 by Moody's; and

  •
  standard default, delinquency and dilution ratio provisions, including a cross-default provision with respect to any of our debt with an outstanding principal amount of $25 or more.

Certain Information Concerning URNA's Debt Securities

              Senior Notes to be offered.    Concurrently with this offering, URNA is offering $400 aggregate principal amount of senior notes (the "New Senior Notes"), which will be due in December 15, 2019. The net proceeds from the sale of the New Senior Notes are expected to be approximately $391, after deducting underwriting discounts and commissions, but before offering expenses. The New Senior Notes will be unsecured and guaranteed by us, and subject to limited exceptions, URNA's domestic subsidiaries. The indenture governing the New Senior Notes will provide that the New Senior Notes may be redeemed on or after December 15, 2014, at specified redemption prices. The indenture will also contain certain restrictive covenants, including, among others, limitations on (1) additional indebtedness, (2) restricted payments, (3) liens, (4) dividends and other payments, (5) preferred stock of certain subsidiaries, (6) transactions with affiliates, (7) the disposition of proceeds of asset sales and (8) consolidations, mergers or sales of all or substantially all of URNA's assets, as well as a requirement to timely file periodic reports with the SEC. These covenants will include exceptions that would allow URNA to engage in these activities under certain conditions. The indenture will also require that, in the event of a change of control (as defined in the indenture), URNA must make an offer to purchase all of the then outstanding New Senior Notes tendered at a purchase price in cash equal to 101.00% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon. The indenture will also contain customary default provisions, including a cross-default provision with respect to any outstanding debt of URNA or certain of its subsidiaries in excess of $25, if any of the indebtedness described below is outstanding, or $50, if any no such indebtedness remains outstanding.

              10.875% Senior Notes.    In June 2009, URNA issued $500 aggregate principal amount of 10.875% Senior Notes (the "10.875% Notes"), which are due June 15, 2016. The net proceeds from the sale of the 10.875% Notes were approximately $471, after deducting underwriting discounts, commission and offering expenses. Substantially all of the proceeds of the 10.875% Notes were used to purchase URNA's outstanding 6 1/2% Notes. The difference between the September 30, 2009 carrying value of the 10.875% Senior Notes and the $500 principal amount of the notes relates to a $14 original issue discount initially recognized in conjunction with the issuance of these notes. The 10.875% Notes are unsecured and guaranteed by us, and subject to limited exceptions, URNA's domestic subsidiaries. The 10.875% Notes may be redeemed on or after June 15, 2013, at specified redemption prices that range from 105.438% in 2013 to 100% in 2015 and thereafter. The indenture governing the 10.875% Notes contains certain restrictive covenants, including, among others, limitations on (1) additional indebtedness, (2) restricted payments, (3) liens, (4) dividends and other payments, (5) preferred stock of certain subsidiaries, (6) transactions with affiliates, (7) the disposition of proceeds of asset sales and (8) consolidations, mergers or sales of all or substantially all of URNA's assets, as well as a requirement to timely file periodic reports with the SEC. These covenants include exceptions that would allow us to engage in these activities under certain conditions. The indenture also requires that, in the event of a change of control (as defined in the indenture), URNA must make an offer to purchase all of the then outstanding 10.875% Notes tendered at a purchase price in cash equal to 101.00% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon. The indenture also contains customary default provisions, including a cross-default provision with respect to any outstanding debt of URNA or certain of its subsidiaries in excess of $25, if any of the indebtedness described below is outstanding, or $50, if any no such indebtedness remains outstanding.

              6 1/2% Senior Notes.    In February 2004, URNA issued $1,000 aggregate principal amount of 6 1/2% Senior Notes (the "6 1/2% Notes"), which are due February 15, 2012. The net proceeds from the sale of the 6 1/2% Notes were approximately $985, after deducting offering expenses. The 6 1/2% Notes are unsecured and are guaranteed by us and, subject to limited exceptions, URNA's domestic subsidiaries. The 6 1/2% Notes mature on February 15, 2012 and may be redeemed by URNA on or after February 15, 2008, at specified redemption prices that range from 103.25% in 2008 to 100.0% in 2010 and thereafter. The indenture governing the 6 1/2% Notes contains certain restrictive covenants, including, among others, limitations on (1) additional indebtedness, (2) restricted payments, (3) liens, (4) dividends and other payments, (5) preferred stock of certain subsidiaries, (6) transactions with affiliates, (7) the disposition of proceeds of asset sales, (8) consolidations, mergers or sales of all or substantially all of URNA's assets and (9) sale-leaseback transactions, as well as a requirement to timely file periodic reports with the SEC. The indenture also requires that, in the event of a change of control (as defined in the indenture), URNA must make an offer to purchase all of the then outstanding 6 1/2% Notes tendered at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon. The indenture also contains customary default provisions, including a cross-default provision with respect to any outstanding debt of URNA or certain of its subsidiaries in excess of $25 or more. During the first nine months of 2009 and in October 2009, URNA repurchased and retired an aggregate of $387 and $84 principal amount of its outstanding 6 1/2% Notes, respectively.

              7 3/4% Senior Subordinated Notes.    In November 2003, URNA issued $525 aggregate principal amount of 7 3/4% Senior Subordinated Notes (the "7 3/4% Notes"), which are due November 15, 2013. The net proceeds from the sale of the 7 3/4% Notes were approximately $523, after deducting the initial purchasers' discount and offering expenses. The 7 3/4% Notes are unsecured and are guaranteed by us and, subject to limited exceptions, URNA's domestic subsidiaries. The 7 3/4% Notes may be redeemed on or after November 15, 2008, at specified redemption prices that range from 103.875% in 2008 to 100.00% in 2011 and thereafter. The indenture governing the 7 3/4% Notes contains certain restrictive covenants, including, among others, limitations on (1) additional indebtedness (including subordinated indebtedness), (2) restricted payments, (3) liens, (4) dividends and other payments, (5) preferred stock of certain subsidiaries, (6) transactions with affiliates, (7) the disposition of proceeds of asset sales and (8) consolidations, mergers or sales of all or substantially all of URNA's assets, as well as a requirement to timely file periodic reports with the SEC. The indenture also requires that, in the event of a change of control (as defined in the indenture), URNA must make an offer to purchase all of the then outstanding 7 3/4% Notes tendered at a purchase price in cash equal to 101.00% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon. The indenture also contains customary default provisions, including a cross-default provision with respect to any outstanding debt of URNA or certain of its subsidiaries in excess of $15 or more. During the first nine months of 2009, URNA repurchased and retired an aggregate of $37 principal amount of its outstanding 7 3/4% Notes.

              7% Senior Subordinated Notes.    In January 2004, URNA issued $375 aggregate principal amount of 7% Senior Subordinated Notes (the "7% Notes"), which are due February 15, 2014. The net proceeds from the sale of the 7% Notes were approximately $369, after deducting offering expenses. The 7% Notes are unsecured and are guaranteed by us and, subject to limited exceptions, URNA's domestic subsidiaries. The 7% Notes mature on February 15, 2014 and may be redeemed by URNA on or after February 15, 2009, at specified redemption prices that range from 103.5% in 2009 to 100.0% in 2012 and thereafter. The indenture governing the 7% Notes contains certain restrictive covenants, including, among others, limitations on (1) additional indebtedness (including subordinated indebtedness), (2) restricted payments, (3) liens, (4) dividends and other payments, (5) preferred stock of certain subsidiaries, (6) transactions with affiliates, (7) the disposition of proceeds of asset sales and (8) consolidations, mergers or sales of all or substantially all of URNA's assets, as well as a requirement to timely file periodic reports with the SEC. The indenture also requires that, in the event of a change of control (as defined in the indenture), URNA must make an offer to purchase all of the then outstanding 7% Notes tendered at a purchase price in cash equal to 101.00% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon. The indenture also contains customary default provisions, including a cross-default provision with respect to any outstanding debt of URNA or certain of its subsidiaries in excess of $25 or more. During the first nine months of 2009, URNA repurchased and retired an aggregate of $8 principal amount of its outstanding 7% Notes.

              1 7/8% Convertible Senior Subordinated Notes.    In October and December 2003, URNA issued $144 aggregate principal amount of 1 7/8% Convertible Senior Subordinated Notes (the "1 7/8% Convertible Notes"), which are due October 15, 2023. The net proceeds from the sale of the 1 7/8% Convertible Notes were approximately $140, after deducting the initial purchasers' discount and offering expenses. The 1 7/8% Convertible Notes are unsecured and are guaranteed by us. Holders of the 1 7/8% Convertible Notes may convert them into shares of our common stock prior to their maturity, at a current conversion price of approximately $22.25 per share (subject to further adjustment in certain circumstances), if (1) the price of our common stock reaches a specific threshold, (2) the 1 7/8% Convertible Notes are called for redemption, (3) specified corporate transactions occur or (4) the average trading price of the 1 7/8% Convertible Notes falls below certain thresholds. The 1 7/8% Convertible Notes mature on October 15, 2023 and may be redeemed on or after October 20, 2010, at 100.00% of the principal amount. Holders of the 1 7/8% Convertible Notes may require URNA to repurchase all or a portion of the 1 7/8% Convertible Notes in cash on each of October 15, 2010, October 15, 2013 and October 15, 2018 at 100% of the principal amount of the 1 7/8% Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, thereon. The indenture also requires that, in the event of a fundamental change (as defined in the indenture), URNA must make an offer to purchase all of the then outstanding 1 7/8% Convertible Notes tendered at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon. The indenture also contains customary default provisions, including a cross-default provision with respect to any outstanding debt of URNA or certain of its subsidiaries in excess of $15 or more. During the first nine months of 2009, URNA repurchased and retired in aggregate of $29 principal amount of its outstanding 1 7/8% Convertible Notes.

    Loan Covenants and Compliance

              As of December 31, 2008 and September 30, 2009, we and URNA and its subsidiaries were in compliance with the covenants and other provisions of the ABL facility, the accounts receivable securitization facility, the senior notes and the QUIPS. Any failure to be in compliance with any material provision or covenant of these agreements could have a material adverse effect on our liquidity and operations.

              The only financial covenants which currently exist relate to the fixed charge coverage ratio and the senior secured leverage ratio under the ABL facility. Both of these covenants were suspended on June 9, 2009 because the availability, as defined in the agreement governing the ABL facility, had exceeded 20% of the maximum revolver amount under the ABL facility. Since the June 9, 2009 suspension date and through September 30, 2009, availability under the ABL facility has exceeded 10% of the maximum revolver amount under the ABL facility and, as a result, these maintenance covenants remained inapplicable. Subject to certain limited exceptions specified in the ABL facility, these covenants will only apply in the future if availability under the ABL facility falls below 10% of the maximum revolver amount under the ABL facility.

    Maturities

              Maturities of our, URNA's and its guarantor and non guarantor subsidiaries' debt for each of the next five years and thereafter at September 30, 2009 (without giving effect to the offering of the notes) are as follows:

2009	$2
2010	8
2011	218
2012	600
2013	1,017
Thereafter	1,159

Total	$3,004

              Holders of URNA's 1 7/8% Convertible Notes may require URNA to repurchase all or a portion of the 1 7/8% Convertible Notes in cash on each of October 15, 2010, October 15, 2013 and October 15, 2018 at 100% of the principal amount of the 1 7/8% Convertible Notes to be repurchased. The 1 7/8% Convertible Notes are reflected in the table above based on the maturity date of October 15, 2023. In addition to the debt maturities reflected in the table above, the subordinated convertible debentures included in our consolidated balance sheets, which reflect our obligation to a subsidiary trust that issued 6 1/2% Convertible Quarterly Income Preferred Securities, mature in 2028.

DESCRIPTION OF THE NOTES

              We will issue the notes under an indenture (the "indenture") to be dated as of                        , 2009, between us and The Bank of New York Mellon, as trustee (the "trustee"). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior debt securities, set forth in the accompanying prospectus under "Description of Debt Securities." This Description of the Notes, however, supersedes information set forth in the accompanying prospectus under "Description of Debt Securities" to the extent inconsistent, and the notes will not be subject to certain provisions described in the accompanying prospectus, as specified below.

              You may request a copy of the indenture from us as described under "Where You Can Find More Information" in the accompanying prospectus.

              The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

              For purposes of this description, references to the "Company," "we," "our" and "us" refer only to United Rentals, Inc. and not to any of its subsidiaries.

General

              The notes:

  •
  will be general unsecured, senior obligations of the Company;

  •
  will initially be limited to an aggregate principal amount of $150,000,000 (or $172,500,000 if the underwriters' over-allotment option is exercised in full);

  •
  will bear cash interest from                        , 2009 at an annual rate of            % payable on May 15 and November 15 of each year, beginning on May 15, 2010;

  •
  will be subject to purchase by us for cash at the option of the holders following a fundamental change (as defined below under "—Fundamental Change Permits Holders to Require Us to Purchase Notes"), at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, including any additional interest, to, but excluding, the fundamental change purchase date;

  •
  will mature on November 15, 2015 unless earlier converted or repurchased;

  •
  will be issued in denominations of $1,000 and multiples of $1,000; and

  •
  will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See "—Book-entry, Settlement and Clearance."

              Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into cash and shares of our common stock (or, at our option, cash in lieu thereof), if any, initially at a conversion rate of                        shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $                        per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will pay cash and shares of common stock (subject to our right to pay cash in lieu thereof), if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the applicable 40 trading-day observation period as described below under "—Conversion Rights—Payment Upon Conversion." You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

              The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under "—Fundamental Change Permits Holders to Require Us to Purchase Notes" and "—Consolidation, Merger, Sale of Assets, etc." below and except for the provisions set forth under "—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change," the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

              We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.

              The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

              We will pay the principal of and interest (including any additional interest) on notes in global form registered in the name of or held by The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

              We will pay the principal of any certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York City, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any) on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder's account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

              A holder of certificated notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note surrendered for conversion.

              The registered holder of a note will be treated as the owner of it for all purposes.

Interest

              The notes will bear cash interest at a rate of            % per year until maturity. Interest on the notes will accrue from                         , 2009 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2010.

              Interest will be paid to the person in whose name a note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

              If any interest payment date or the stated maturity date or any earlier required repurchase date would fall on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term "business day" means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

              References to interest in this prospectus supplement include additional interest, if any, payable upon our election to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with our reporting obligations as described under "—Events of Default."

Ranking

              The notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future indebtedness of the Company that is not so subordinated. The notes will effectively rank junior to all unsecured senior and subordinated obligations of URNA and each of its subsidiaries. The notes will also effectively rank junior to our secured obligations, comprising our guarantee obligations in respect of URNA's outstanding borrowings under the ABL facility to the extent of the value of the collateral securing such debt. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

              As of September 30, 2009, after adjusting for this offering and the assumed application of the estimated net proceeds therefrom, as described under "Use of Proceeds" (assuming no exercise of the underwriters' over-allotment option to purchase additional convertible senior notes), the notes would have ranked (1) equally with approximately $121 million of our other unsecured senior obligations, (2) senior to approximately $124 million of our subordinated obligations, (3) effectively junior to approximately $2 billion of URNA's unsecured senior and subordinated obligations, (4) effectively junior to approximately $530 million of our secured obligations, comprising our guarantee obligations in respect of URNA's and its subsidiaries' outstanding borrowings under the ABL facility and (5) effectively junior to approximately $211 million of indebtedness of our special purpose vehicle in connection with the accounts receivable securitization facility.

              As of September 30, 2009, after adjusting for this offering and the concurrent offering by URNA of $400 million aggregate principal amount of senior notes, and the assumed application of the estimated net proceeds from both offerings as described under "Use of Proceeds" (assuming no exercise of the underwriters' over-allotment option to purchase additional convertible senior notes), the notes would have ranked (1) equally with approximately $121 million of our other unsecured senior obligations, (2) senior to approximately $124 million of our subordinated obligations, (3) effectively junior to approximately $2.4 billion of URNA's unsecured senior and subordinated obligations, (4) effectively junior to approximately $330 million of our secured obligations, comprising our guarantee obligations in respect of URNA's and its subsidiaries' outstanding borrowings under the ABL facility and (5) effectively junior to approximately $211 million of indebtedness of our special purpose vehicle in connection with the accounts receivable securitization facility. Most of URNA's U.S. receivable assets have been sold to a bankruptcy remote special purpose entity in connection with the accounts receivable securitization facility (the accounts receivable in the collateral pool being the lender's only source of payment under that facility).

              A substantial portion of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries. The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount due upon conversion of the notes, or to pay the fundamental change purchase price if a holder requires us to repurchase notes as described below. See "Risk Factors—Risks Related to the Notes—We may not have the ability to purchase the notes upon the occurrence of a fundamental change, or to pay cash upon conversion of notes as required by the indenture governing the notes."

Conversion Rights

    General

              Prior to the close of business on the business day immediately preceding May 15, 2015, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings "—Conversion Upon Satisfaction of Sale Price Condition," "—Conversion Upon Satisfaction of Trading Price Condition," and "—Conversion Upon Specified Corporate Transactions." On or after May 15, 2015, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The conversion rate will initially be                        shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per share of common stock). Upon conversion of a note, we will pay cash and deliver shares of our common stock (subject to our right to pay cash in lieu thereof), if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 40 trading-day observation period (as defined below), all as set forth below under "—Payment Upon Conversion." The trustee will initially act as the conversion agent.

              Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under "—Payment Upon Conversion") of the common stock on the last day of the observation period (as defined under "—Payment Upon Conversion"). Our delivery to you of cash or a combination of cash and the whole number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible (as more fully described below under "—Payment Upon Conversion"), will be deemed to satisfy in full our obligation to pay:

  •
  the principal amount of the note; and

  •
  accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

              As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

              Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

  •
  for conversions following the record date immediately preceding the maturity date;

  •
  if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

  •
  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

              If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

              Holders may surrender their notes for conversion into cash and shares of our common stock, if any, under the following circumstances:

    Conversion Upon Satisfaction of Sale Price Condition

              Prior to the close of business on the business day immediately preceding May 15, 2015, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after December 31, 2009 if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day.

              The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

              "Trading day" means a day on which (i) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, "trading day" means a "business day."

    Conversion Upon Satisfaction of Trading Price Condition

              Prior to the close of business on the business day immediately preceding May 15, 2015, a holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading day period (the "measurement period") in which the "trading price" per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

              The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day we fail to do so.

              The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If the trading price condition has been met, we will so notify the holders. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders.

              The "bid solicitation agent" will initially be the Company. The Company may, however, appoint another person (including the trustee) as the bid solicitation agent without prior notice to the holders of the notes.

    Conversion Upon Specified Corporate Transactions

    Certain Distributions

              If we elect to:

  •
  issue to all or substantially all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the announcement date of such issuance, our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance; or

  •
  distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution,

we must notify the holders of the notes at least 50 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time. The "ex-dividend date" is the first date upon which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question. Notwithstanding the foregoing, a holder may not convert its notes under the foregoing conversion provisions if the holder will participate in such issuance or distribution, at the same time and upon the same terms as holders of our common stock, as if such holder held, for each $1,000 principal amount of notes, a number of shares of common stock equal to the conversion rate.

    Certain Corporate Events

              If a transaction or event that constitutes a "fundamental change" (as defined under "—Fundamental Change Permits Holders to Require Us to Purchase Notes") or a "make-whole fundamental change" (as defined under "—Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change") occurs, regardless of whether a holder has the right to require us to repurchase the notes as described under "—Fundamental Change Permits Holders to Require Us to Purchase Notes," or if we are a party to a consolidation, merger, binding share exchange, or sale, transfer or lease of all or substantially all of our assets, in each case, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the date which is 50 scheduled trading days prior to the anticipated effective date of the transaction until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change purchase date (as defined below). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 50 scheduled trading days prior to the anticipated effective date of such transaction.

    Conversions on or after May 15, 2015

              On or after May 15, 2015, a holder may convert any of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

    Conversion Procedures

              If you hold a beneficial interest in a global note, to convert you must comply with DTC's procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

              If you hold a certificated note, to convert you must:

  •
  complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

  •
  deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

              The date you comply with the relevant procedures described above is the conversion date under the indenture.

              If a holder has already delivered a purchase notice as described under "—Fundamental Change Permits Holders to Require Us to Purchase Notes" with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

    Payment Upon Conversion

              Upon conversion of a note, we will pay cash up to the principal amount of the note and, to the extent that the conversion value (calculated as described below) exceeds the principal amount of the note, cash, shares of our common stock or a combination thereof (at our discretion) in respect of the excess, all as described below.

              Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a "settlement amount" equal to the sum of the daily settlement amounts for each of the 40 trading days during the observation period.

              "Daily settlement amount," for each of the 40 trading days during the observation period, shall consist of:

  •
  cash equal to the lesser of $25 and the daily conversion value; and

  •
  to the extent the daily conversion value exceeds $25, a number of shares (the "daily share amount"), subject to our right to pay cash in lieu of all or a portion of such shares as described below, equal to (A) the difference between the daily conversion value and $25, divided by (B) the daily VWAP for such day.

              By the close of business on the scheduled trading day prior to the first scheduled trading day of the applicable observation period, we may specify a percentage of the daily share amount that will be settled in cash (the "cash percentage") and we will notify you of such cash percentage by notifying the trustee (the "cash percentage notice"). With respect to any notes that are converted on or after May 15, 2015, the cash percentage that we specify for the corresponding observation period will apply to all such conversions. If we elect to specify a cash percentage, the amount of cash that we will deliver in lieu of all or the applicable portion of the daily share amount in respect of each trading day in the applicable observation period will equal (i) the cash percentage, multiplied by (ii) the daily share amount for such trading day (assuming we had not specified a cash percentage), multiplied by (iii) the daily VWAP for such trading day. The number of shares deliverable in respect of each trading day in the applicable observation period will be a percentage of the daily share amount (assuming we had not specified a cash percentage) equal to 100% minus the cash percentage. If we do not specify a cash percentage, we must settle the entire daily share amount for each trading day in such observation period in our common stock (plus cash in lieu of fractional shares). We may, at our option, revoke any cash percentage notice in respect of any observation period by notifying the trustee; provided that we revoke such notice by the close of business on the scheduled trading day prior to the first scheduled trading day of such observation period.

              "Daily conversion value" means, for each of the 40 consecutive trading days during the observation period, one fortieth (1/40th) of the product of (i) the applicable conversion rate and (ii) the daily VWAP of our common stock on such day.

              "Daily VWAP" means, for each of the 40 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page "URI.N<equity> AQR" (or any successor thereto) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day, determined using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by

us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

              "Observation period" with respect to any note means:

  •
  if the relevant conversion date occurs prior to May 15, 2015, the 40 consecutive trading-day period beginning on and including the second scheduled trading day after such conversion date; and

  •
  if the relevant conversion date occurs on or after May 15, 2015, the 40 consecutive trading days beginning on and including the 42nd scheduled trading day immediately preceding November 15, 2015.

              For the purposes of determining payment upon conversion only, "trading day" means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or traded, "trading day" means a "business day."

              "Scheduled trading day" means a day that is scheduled to be a trading day on the principal United States national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, "scheduled trading day" means a business day.

              For the purposes of determining payment upon conversion, "market disruption event" means (i) a failure by the principal United States national securities or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time.

              Except as described under "—Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change," we will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.

              We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based upon the daily VWAP for the final trading day of the applicable observation period).

              Each conversion will be deemed to have been effected as to any notes on the relevant conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion in respect of any trading day during the observation period will become the holder of record of such shares as of the close of business on the last trading day of the observation period related to a holder's conversion of its notes.

    Conversion Rate Adjustments

              The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any such transactions under clauses (1) (but only with respect to stock dividends or distributions), (2), (3) and (4) below without having to convert their notes as if they held the full number of shares underlying their notes.

               (1)   If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS1 OS0

where,

CR0 =
the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and
OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

              (2)   If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration to the conversion rate that would be in effect had the adjustment been made on the basis of delivery of only the number of shares of common stock actually delivered):

CR1	=	CR0	×	OS0 + X OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;
X =	the total number of shares of our common stock issuable pursuant to such rights or warrants; and
Y =
the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

              (3)   If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding

  •
  dividends or distributions and rights or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

  •
  dividends or distributions paid exclusively in cash; and

  •
  spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0 SP0 - FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;
SP0 =
the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and
FMV =
the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

              If the then fair market value of the portion of the shares of capital stock, evidences of indebtedness or other assets or property so distributed applicable to one share of common stock is equal to or greater than the average of the last reported sales prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution, in lieu of the foregoing adjustment, each holder of a note shall receive, at the same time and upon the same terms as holders of our common stock, the amount and kind of securities and assets such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution of the securities or assets.

              With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit and such dividend or distribution is listed for trading on a securities exchange, which we refer to as a "spin-off," the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	FMV0 + MP0 MP0

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR1 =	the conversion rate in effect immediately after the end of the valuation period;
FMV0 =
the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after, and including, the ex-dividend date of the spin-off (the "valuation period"); and
MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

              The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and the conversion date in determining the applicable conversion rate.

              (4)   If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0 SP0 - C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C =	the amount in cash per share we distribute to holders of our common stock.

              (5)   If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	AC + (SP1 × OS1) OS0 × SP1

where,

CR0 =
the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
CR1 =
the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;
OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;
OS1 =
the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1 =
the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

              The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

              Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of share combination).

              We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

              A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see "Certain Material U.S. Federal Income Tax Considerations."

              To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan with respect to such common stock, unless prior to any conversion, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

              Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

  •
  for a change in the par value of our common stock; or

  •
  for accrued and unpaid interest.

              Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, (i) on the conversion date for any notes and (ii) on each trading day of any observation period.

    Recapitalizations, Reclassifications and Changes of Our Common Stock

    In the case of:

  •
  any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

  •
  a consolidation, merger or combination involving us; or

  •
  a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange,

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the "reference property") upon such transaction. However, at and after the effective time of the transaction (x) the amount otherwise payable in cash upon conversion of the notes as set forth under "—Conversion Rights—Payment Upon Conversion" above will continue to be payable in cash, (y) the number of shares of our common stock (if we do not elect to pay cash in lieu of all such shares) otherwise deliverable upon conversion of the notes as set forth under "—Conversion Rights—Payment Upon Conversion"

above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

    Certain Other Adjustments

              Whenever any provision of the indenture requires us to calculate last reported prices or the daily VWAP over a span of multiple days, our board of directors will make appropriate adjustments to such prices, the conversion rate, or the amount due upon conversion to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which such prices are to be calculated.

    Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change

              If a "fundamental change" (as defined below and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in clause (2) of the definition thereof, a "make-whole fundamental change") occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the "additional shares"), as described below. A conversion of notes will be deemed for these purposes to be "in connection with" such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of an event that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

              Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will have the right to deliver, in lieu of shares of common stock, including the additional shares, cash or a combination of cash and shares of common stock as described under "—Conversion Rights—Payment Upon Conversion." However, if, at the effective time of such transaction, the reference property as described under "—Recapitalizations, Reclassifications and Changes of Our Common Stock" above is comprised entirely of cash, then, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the "stock price" (as defined below) for the transaction and will be deemed to be an amount equal to the conversion rate (including any adjustment additional shares) multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

              The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the "effective date") and the price (the "stock price") paid (or deemed paid) per share of our common stock in the fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the ten trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

              The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "—Conversion Rate Adjustments."

              The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$
, 2009
, 2010
, 2011
, 2012
, 2013
, 2014
, 2015

              The exact stock prices and effective dates may not be set forth in the table above, in which case

  •
  If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

  •
  If the stock price is greater than $            per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

  •
  If the stock price is less than $            per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

              Notwithstanding the foregoing, in no event will the conversion rate exceed            per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under "—Conversion Rate Adjustments."

              Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Purchase Notes

              If a "fundamental change" (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

              A "fundamental change" will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

                  (1)   a "person" or "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934 other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

                  (2)   consummation of any share exchange, consolidation or merger of us or any other transaction or series of transactions pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of all classes of our common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

                  (3)   during any consecutive two-year period, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of the majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office;

                  (4)   our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

                  (5)   our common stock (or other common stock into which the notes are then convertible) ceases to be listed or quoted on a national securities exchange in the United States.

              A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if 100% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth above under "—Conversion Rights—Payment Upon Conversion").

              On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

  •
  the events causing a fundamental change;

  •
  the date of the fundamental change;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the fundamental change purchase price;

  •
  the fundamental change purchase date;

  •
  the name and address of the paying agent and the conversion agent, if applicable;

  •
  if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

  •
  if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to purchase their notes.

              Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York City, New York, or publish the information on our website or through such other public medium as we may use at that time.

              To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Fundamental Change Purchase Notice" on the reverse side of the notes duly completed, to the paying agent if the notes are in certificated form. If the notes are not in certificated form, you must comply with DTC's procedures for tendering interests in global notes. Your purchase notice must state:

  •
  if certificated, the certificate numbers of your notes to be delivered for purchase;

  •
  the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

              You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

  •
  the principal amount, if any, which remains subject to the purchase notice.

              We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities on the fundamental change purchase date sufficient to pay the fundamental change purchase price of notes for which the holders have tendered and not withdrawn purchase notices, then:

  •
  such notes will cease to be outstanding and interest, including any additional interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

              In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

  •
  comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

  •
  file a Schedule TO or any other required schedule under the Exchange Act.

              No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default with respect to the notes other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

              The purchase rights of the holders could discourage a potential acquirer from acquiring us. The fundamental change purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

              The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

              The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

              If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See "Risk Factors—Risks Related to the Notes—We may not have the ability to purchase the notes upon the occurrence of a fundamental change, or to pay cash upon conversion of notes as required by the indenture governing the notes." If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger, Sale of Assets, etc.

              The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons unless at the time and after giving effect thereto:

                  (a)   either:

                      (i)    if the transaction or transactions is a merger or consolidation, the Company shall be the surviving person of such merger or consolidation; or

                      (ii)   the person formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are transferred substantially as an entirety (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture, and in each case, the Indenture shall remain in full force and effect; and

                  (b)   immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing.

              In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the indenture.

              Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraphs, the successor person formed by such consolidation or into which the Company is merged or the successor person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the notes and the indenture, as the case may be, with the same effect as if such successor had been named as the Company in the notes and the indenture, as the case may be, and, except in the case of a lease, the Company shall be released and discharged from its obligations thereunder.

              Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a "fundamental change" (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

              The description set forth below supersedes the section of the accompanying prospectus titled "Description of Debt Securities—Events of Default." Each of the following is an event of default under the indenture:

                  (1)   default in the payment of the principal of or premium, if any, when due and payable, on any of the notes (at Stated Maturity, upon required purchase or otherwise);

                  (2)   default in the payment of an installment of interest on any of the notes, when due and payable, for 30 days;

                   (3)   failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder's conversion right;

                   (4)   failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under "—Conversion Rights—Conversion Upon Specified Corporate Transactions," in each case when due;

                   (5)   default in the performance or breach of the provisions of "—Consolidation, Merger, Sale of Assets, etc.;"

                   (6)   default in the performance, or breach, of any covenant or agreement of the Company under the Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clauses (1) through (5) above) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail:

                       (x)   to the Company by the trustee; or

                       (y)   to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes;

                   (7)   default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which the Company or any subsidiary of the Company then has outstanding indebtedness (i) in excess of $25 million, if any Existing Notes are outstanding, or (ii) in excess of $50 million, when no Existing Notes remain outstanding, in each case, individually or in the aggregate, and either:

                       (a)   such indebtedness is already due and payable in full; or

                       (b)   such default or defaults have resulted in the acceleration of the maturity of such indebtedness;

                   (8)   one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money (i) in excess of $25 million, if any Existing Notes are outstanding, or (ii) in excess of $50 million, when no Existing Notes remain outstanding, in each case, either individually or in the aggregate, shall be entered against the Company or any subsidiary of the Company or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect; or

                   (9)   certain events of bankruptcy, insolvency, or reorganization of the Company or any Significant Subsidiary.

              For purposes of clauses (7) and (8) above, "Existing Notes" means the Company's 6 1/2% Senior Notes due 2012, 7% Senior Subordinated Notes due 2014, 7 3/4% Senior Subordinated Notes due 2013, 1 7/8% Convertible Senior Subordinated Notes due 2013 and 10.875% Senior Notes due 2016 and any additional notes issued under the indentures governing the such notes.

              For purposes of clause 9 above, "Significant Subsidiary" means any subsidiary of the Company that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

              If an event of default (other than those covered by clause (9) above with respect to the Company) shall occur and be continuing, the trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to the trustee and the Company, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding notes due and payable immediately. If an event of default specified in clause (9) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

              Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act, or (ii) our failure to comply with the covenant described under "Reports" below, will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes equal to 0.50% per annum of the principal amount of the notes. If we so elect, such additional interest will be payable on all notes outstanding on or before the date on which such event of default first occurs. On the 180th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 180th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

              In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of notes and the trustee and paying agent of such election on or before the close of business on the 5th business day after the date on which such event of default otherwise would occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

              After a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the company and the trustee, may rescind such declaration if:

                  (a)   the Company has paid or deposited with the trustee a sum sufficient to pay

                               (i)  all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel;

                              (ii)  all overdue interest on all notes;

                            (iii)  the principal of and premium, if any, on any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

                             (iv)  to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes which has become due otherwise than by such declaration of acceleration;

                  (b)   the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

                  (c)   all events of default, other than the non-payment of principal of, premium, if any, and interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived.

              The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all the notes waive any past defaults under the indenture, except a default in the payment of the principal of, premium, if any, or interest on any note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note outstanding.

              No holder of any of the notes has any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless such holder has previously given written notice to the trustee of the continuing event of default and the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered indemnity satisfactory to the trustee, to the trustee to institute such proceeding as trustee under the notes and the indenture, the trustee has failed to institute such proceeding within 45 days after receipt of such notice and the trustee, within such 45-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

              During the existence of an event of default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, whether or not an event of default shall occur and be continuing, the trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders shall have offered to the trustee security or indemnity satisfactory to it. Subject to certain provisions concerning the rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.

              If a default or an event of default occurs and is continuing and is known to the trustee, the trustee shall mail to each holder of the notes notice of the default or event of default within 90 days after obtaining knowledge thereof. Except in the case of a default or an event of default in payment of principal of, premium, if any, or interest on any notes, the trustee may withhold the notice to the holders of such notes if its board of directors, the executive committee or a committee of its directors or trust officers in good faith determines that withholding the notice is in the interest of the noteholders.

              The Company is required to furnish to the trustee annual statements as to the performance by the company of its obligations under the indenture and as to any default in such performance. The Company is also required to notify the trustee within five days of any event which is, or after notice or lapse of time or both would become, an event of default.

              If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of a portion of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Modification and Amendment

              The description set forth below supersedes the section of the accompanying prospectus titled "Description of Debt Securities—Amendments and Waivers" in the accompanying prospectus. From time to time, the Company, when authorized by a resolution of its board of directors, and the trustee may, without the consent of the holders of any outstanding notes, amend, waive or supplement the Indenture or the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any holder of notes. Other amendments and modifications of the indenture or the notes may be made by the Company and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

                  (1)   reduce the principal amount of, extend the fixed maturity of or alter the repurchase provisions of, the notes;

                  (2)   change the currency in which any notes or any premium or the interest thereon is payable;

                  (3)   reduce the percentage in principal amount of outstanding notes that must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the notes;

                  (4)   impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

                  (5)   waive a default in payment with respect to the notes;

                  (6)   reduce or change the rate or time for payment of interest on the notes;

                  (7)   make any change that adversely affects the conversion rights of any notes; or

                  (8)   reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company's obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

Satisfaction and Discharge

              The description set forth below supersedes the section of the accompanying prospectus titled "Description of Debt Securities—Satisfaction and Discharge" in the accompanying prospectus. We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and (in the case of conversion) shares of common stock, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

              Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

              For so long as the notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. If, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, the Company shall transmit (or cause to be transmitted) by mail to all holders of notes, as their names and addresses appear in the note register, copies of such documents within 30 days after the Required Filing Date.

Trustee

              The Bank of New York Mellon is the trustee, security registrar, paying agent and conversion agent. The Bank of New York Mellon in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

              We maintain banking and lending relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

              The indenture provides that it and the notes will be governed by the laws of the State of New York, without regard to the principle of conflicts of law.

Book-entry, Settlement and Clearance

    The Global Notes

              The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the "global notes"). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

              Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of a global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

  •
  ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and records maintained by DTC participants (with respect to other owners of beneficial interests in the global note).

              Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

    Book-entry Procedures for the Global Notes

              All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the trustee or the underwriters are responsible for those operations or procedures.

              DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

              DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

              So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

              As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

              Payments of principal and interest (including any additional interest) and of amounts due upon conversion with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

              Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

              Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

    Certificated Notes

              Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 60 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 60 days; or

  •
  an event of default with respect to the notes has occurred and is continuing.

DESCRIPTION OF THE CONVERTIBLE NOTE HEDGE TRANSACTIONS

              Concurrently with the pricing of the notes, we intend to enter into convertible note hedge transactions with one or more counterparties, which we refer to as the option counterparties, which may include one or more of the underwriters or affiliates thereof. The convertible note hedge transactions cover, subject to anti-dilution adjustments substantially similar to those in the notes,                        shares of our common stock. If the underwriters exercise their overallotment option to purchase additional notes, we expect to enter into additional convertible note hedge transactions with the option counterparties.

              The convertible note hedge transactions are intended to reduce the potential dilution with respect to our common stock upon conversion of the notes in the event that the market value per share of our common stock, as measured under the notes, at the time of exercise is greater than the conversion price of the notes. If, however, such market value per share of our common stock exceeds a cap price specified in the convertible note hedge transactions, the amount we will receive in settlement of the convertible note hedge transactions will be reduced, and therefore the reduction in potential dilution will be limited.

              Each convertible note hedge transaction is a separate transaction entered into by us with an option counterparty and is not a part of the terms of the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions. For a discussion of the impact of any market or other activity by the option counterparties or their respective affiliates in connection with the convertible note hedge transactions, see "Underwriting" and "Risk Factors—Risks Related to the Notes and Our Common Stock—The convertible note hedge transactions may affect the value of the notes and our common stock."

 DESCRIPTION OF OUR COMMON STOCK

              Please read the information discussed under the heading "Description of Holdings' Common Stock" beginning on page 22 of the accompanying prospectus. We are authorized by our certificate of incorporation to issue up to 500,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, in one or more series.

              As of September 30, 2009, there were 60,141,706 shares of our common stock outstanding. At December 31, 2008, there were (i) 493,000 shares of common stock reserved for the exercise of warrants, (ii) 2,341,196 shares of common stock reserved for issuance pursuant to options granted under our stock option plans, (iii) 3,555,133 shares of common stock reserved for the conversion of outstanding QUIPS and (iv) 6,586,048 shares of common stock reserved for the conversion of the 1 7/8% Convertible Senior Subordinated Notes of URNA. See "Risk Factors—There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the value of the notes."

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

              The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership, disposition and conversion of the notes and the ownership and disposition of shares of common stock into which the notes may be converted. Except where noted, this summary deals only with a note or share of common stock held as a "capital asset" for tax purposes, by a beneficial owner who purchased a note on original issuance at its "issue price" (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

  •
  tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks, tax-exempt organizations, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

  •
  tax consequences to persons holding notes or common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose "functional currency" is not the U.S. dollar; and

  •
  holders who own notes that are a hedge or that are hedged against interest rate risks.

              This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the U.S., including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

              If a partnership (or other entity treated as a partnership) holds the notes or shares of common stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the tax treatment of the partnership. If you are a partner in a partnership (or other entity treated as a partnership) holding notes or shares of common stock, you should consult your own tax advisor with regard to the U.S. federal income tax treatment of holding the notes and of owning the shares of common stock into which the notes may be converted.

              If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction, or under any applicable tax treaty.

              As used herein, the term "U.S. holder" means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust (or if such trust has made a valid election to be treated as a United States person).

              A "non-U.S. holder" is a beneficial owner of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder.

Consequences to U.S. Holders

              This subsection describes the tax consequences to a U.S. holder relating to the purchase, ownership, disposition and conversion of the notes and the ownership and disposition of shares of common stock into which the notes may be converted. If you are not a U.S. holder, this subsection does not apply to you and you should refer to "—Non-U.S. holders" below.

    Payment of Interest

              Interest on a note will be taxable to a U.S. holder as ordinary income at the time it is paid or accrued, depending on the U.S. holder's method of accounting for tax purposes.

    Additional Shares

              In certain circumstances, we may be required to increase the applicable conversion rate by a number of additional shares for any conversion of notes in connection with certain fundamental changes. See "Description of the Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change." This obligation to increase the applicable conversion rate in certain circumstances may implicate the U.S. Treasury Regulations relating to "contingent payment debt instruments." Although the matter is not free from doubt, we intend to take the position (and this discussion assumes) that the possible increase in the applicable conversion rate for any conversion of notes in connection with such fundamental changes does not cause the notes to be treated as contingent payment debt instruments because such a possibility is a remote or incidental contingency within the meaning of applicable U.S. Treasury Regulations.

              Our position that the notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the U.S. Internal Revenue Service ("IRS") in the manner required by applicable U.S. Treasury Regulations. Our position that the notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were successfully to challenge our position and the notes were treated as contingent payment debt instruments, U.S. holders may be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the notes, treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note, and treat the entire amount of realized gain upon a conversion of notes as taxable.

    Sale, Exchange, Redemption, or Other Taxable Disposition of Notes (Other Than a Conversion)

              A U.S. holder will generally recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest, which will be taxable as such) upon the sale, exchange, redemption, or other taxable disposition and such U.S. holder's adjusted tax basis in the note. A U.S. holder's tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note. Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the U.S. holder has a holding period greater than one year. Subject to limited exceptions, capital losses cannot be used by a U.S. holder to offset ordinary income.

    Conversion of Notes

              If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder's gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under "Consequences to U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes (Other Than a Conversion)").

              The tax treatment of a conversion of a note into cash and shares of our common stock is uncertain, and depends in part on whether the notes constitute "securities" within the meaning of section 354 of the Code. There is no precise definition of "securities" for this purpose, and it is unclear whether the notes constitute "securities." The determination of whether a debt instrument constitutes a "security" depends upon its overall nature. The most significant factor, although not decisive, in this determination is the instrument's term. A debt instrument with a term of ten years or more generally qualifies as a "security," while a term of five years or less may be too short to qualify. Other factors include the degree of the holder's participation and continuing interest in the affairs of the issuer's business and the overall risk of loss on the investment. U.S. holders should consult their tax advisors regarding whether the notes constitute "securities" for these purposes and the consequences of a conversion of a note into cash and shares of common stock.

              If the notes do not constitute "securities" for such purposes, although there is uncertainty concerning the federal income tax treatment due to the lack of authority, the conversion of a note into cash and shares of our common stock could be treated in part as a redemption and in part as a conversion, as discussed below. There is a risk that the IRS could take the position that the conversion of a note into cash and common stock is a fully taxable exchange, as discussed below. If the notes were to constitute "securities" within the meaning of section 354 of the Code, the conversion of a note into cash and common stock should be treated as a recapitalization within the meaning section 368(a)(1)(E) of the Code, the consequences of which are discussed below.

              Treatment as part conversion and part redemption.    If the notes are not treated as "securities" and if a conversion of notes in exchange for cash and shares of our common stock were characterized in part as a conversion and in part as a redemption for U.S. federal income tax purposes, the cash payment received (excluding, as described below, amounts attributable to accrued and unpaid interest, if any) should be treated as proceeds from the sale of a portion of the note and taxed in the manner described under "Consequences to U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes (Other Than a Conversion)" above (or in the case of cash received in lieu of a fractional share, taxed as described below, as a disposition of a fractional share), and the common stock received (excluding, as described below, common stock attributable to accrued and unpaid interest, if any) should be treated as received upon a conversion of the remaining portion of the note, which generally should not be taxable to a U.S. holder. In such a case, the U.S. holder's tax basis in the note would generally be allocated pro rata among the portion of the note exchanged for common stock, any fractional share that is deemed sold for cash, and the portion of the note that is treated as sold for cash. To the extent any common stock is deemed allocable to accrued but unpaid interest, as described below, the basis in such stock will equal its fair market value at the time of conversion. The holding period for the common stock received in the conversion (other than common stock received with respect to accrued and unpaid interest) should include the holding period for the note being converted.

              Treatment as a recapitalization.    If the notes were to be treated as "securities" within the meaning of section 354 of the Code, a conversion of notes in exchange for cash and shares of our common stock should be characterized as a recapitalization for U.S. federal income tax purposes. In such case, gain, but not loss, would be recognized. The gain would be equal to the excess of the cash received (other than, as described below, amounts attributable to accrued and unpaid interest or amounts attributable to any cash received in lieu of a fractional share) plus the fair market value of the common stock received (including any fractional share deemed received) over a U.S. holder's adjusted tax basis in the notes, but in no event should the gain required to be recognized exceed the amount of cash received (excluding, as described below, any cash received in lieu of a fractional share and any cash received attributable to accrued and unpaid interest). Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of conversion, the note has been held for more than one year.

              The tax basis of the shares of our common stock received upon a conversion (other than common stock attributable to accrued and unpaid interest, the tax basis of which would equal the amount of accrued and unpaid interest with respect to which the common stock was received, but including any fractional shares deemed received) would equal the adjusted tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued and unpaid interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder's adjusted tax basis in the shares received and deemed received that is allocable to the fractional share. A U.S. holder's holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

              Treatment of Cash in Lieu of a Fractional Share.    If a U.S. holder receives cash in lieu of a fractional share of common stock, the U.S. holder would be treated as if the fractional share had been issued and then immediately redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. holder's tax basis in the notes that is allocated to the fractional share.

              Treatment of Amounts Attributable to Accrued and Unpaid Interest.    Any cash and the value of any common stock received that is attributable to accrued and unpaid interest on the converted notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued and unpaid interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued and unpaid interest would begin the day after the date of receipt.

    Dividends on Common Stock

              If we make distributions with respect to our common stock received upon conversion of a note, the distributions generally will be treated as dividends to a U.S. holder of our common stock to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distributions exceed our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible taxable dividends received by a non-corporate U.S. holder in tax years beginning before January 1, 2011 will be subject to tax at the special reduced rate generally applicable to long-term capital gain. A U.S. holder generally will be eligible for this reduced rate only if the U.S. holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Corporate U.S. holders generally will be entitled to claim the dividends-received deduction with respect to dividends paid on our common stock, subject to applicable restrictions.

    Constructive Dividends

              The conversion rate of the notes will be adjusted in certain circumstances. See "Description of the Notes—Conversion Rights—Conversion Rate Adjustments" and "Description of the Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change." Under section 305(c) of the Code, adjustments (or the absence of adjustments) that have the effect of increasing a holder's proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. Accordingly, if at any time we make a distribution of cash or property to our shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, this increase may be deemed to be the payment of a taxable dividend to U.S. holders of the notes. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets may result in deemed dividend treatment to U.S. holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of our stock, however, will generally not be considered to result in a deemed distribution. Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the rules described in the previous paragraph. It is unclear whether such deemed distribution would be eligible for the reduced tax rate presently applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. U.S. holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

              If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Although it is not clear, that increase could also be treated as a distribution subject to U.S. federal income tax. U.S. holders are urged to consult their tax advisors concerning the tax treatment of changes in the conversion rate for notes converted in connection with a make-whole fundamental change.

    Sale, Exchange or Other Taxable Dispositions of Common Stock

              Upon the sale or other taxable disposition of our common stock received upon conversion of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of any property received upon the sale or other disposition and (ii) the U.S. holder's adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. holder's holding period in respect of such common stock is more than one year. For a discussion of your holding period in respect of of common shares received for notes upon conversion, see above under "—Conversion of Notes." For non-corporate U.S. holders, long term capital gain is generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

    Possible Effect of Changes to the Notes

              In certain situations, we may provide for the conversion of the notes into shares of an acquirer (as described above under "Description of the Notes—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock"). In addition, subject to certain exceptions, the terms of the notes may be modified or amended (as described above under "Description of the Notes—Modification and Amendment"). Depending on the circumstances, such changes to the notes could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

    Information Reporting and Backup Withholding

              Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation) and properly establishes its exemption. Backup withholding generally will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, if any, provided the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

              This subsection describes the tax consequences to a non-U.S. holder relating to the purchase, ownership, disposition and conversion of the notes and the ownership and disposition of shares of common stock into which the notes may be converted. If you are a U.S. holder, this subsection does not apply to you.

    Payments of Interest

              The 30% U.S. federal withholding tax generally will not be applied to any payment of interest to a non-U.S. holder provided that:

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

  •
  the non-U.S. holder is not a controlled foreign corporation that is related to us within the meaning of section 864(d)(4) of the Code;

  •
  the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

  •
  (a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable U.S. Treasury Regulations.

              Special certification rules apply to non-U.S. holders that are pass-through entities.

              If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S.

holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

              The rules regarding withholding are complex and vary depending on individual situations. They are also subject to change. In addition, special rules apply to certain types of non-U.S. holders of notes, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. Non-U.S. holders are urged to consult their tax advisors regarding the specific methods for satisfying these requirements.

    Dividends and Constructive Dividends

              Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see "Consequences to U.S. Holders—Constructive Dividends" above) generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder is required to provide an IRS Form W-8BEN certifying its entitlements to benefits under a treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option and pursuant to certain provisions of the indenture, set-off any such payment against payments of cash and common stock payable on the notes.

              A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

    Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

              Gain realized by a non-U.S. holder on the sale, exchange, certain redemptions or other taxable disposition of a note or common stock, as well as upon the conversion of a note into cash or into a combination of cash and stock, generally will not be subject to U.S. federal income tax unless:

  •
  that gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes during the shorter of the non-U.S. holder's holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be. We have not been, are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

              If a non-U.S. holder is an individual described in the first bullet point above, such holder will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock under regular graduated U.S. federal income tax rates. If a non-U.S. holder is an individual described in the second bullet point above, such holder generally will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock, which gain may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it will be subject to tax on its net gain generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. Any common stock which a non-U.S. holder receives on the conversion of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under "Consequences to Non-U.S. Holders—Payments of Interest."

    Information Reporting and Backup Withholding

              Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

              In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under "Consequences to Non-U.S. Holders—Payments of Interest" has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the payment of the proceeds on the disposition of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS in a timely manner.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement dated the date hereof between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Morgan Stanley & Co. Incorporated
Wells Fargo Securities, LLC
Barclays Capital Inc.
Calyon Securities (USA) Inc.
Scotia Capital (USA) Inc.

Total		$150,000,000

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

              We will deliver the notes against payment therefor in New York, New York on                        , 2009, which is the fourth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery of the notes will be required, by virtue of the fact that the notes will initially settle in four business days (T + 4), to specify alternative settlement arrangements to prevent a failed settlement.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the notes at a price of        % of the principal amount of notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of        % of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option
Public offering price	%	$	$
Underwriting discount	%	$	$
Proceeds, before expenses, to us	%	$	$

              The expenses of the offering, not including the underwriting discount and commissions, are estimated at approximately $1 million and are payable by us.

Overallotment Option

              We have granted an option to the underwriters to purchase up to an additional $22,500,000 principal amount of the notes at the public offering price, less the underwriting discount. The underwriters may exercise this option for 13 days from the date of this prospectus supplement solely to cover overallotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase an additional principal amount of the notes proportionate to that underwriter's initial amount reflected in the above table.

New Issue of Notes

              The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

              Our shares of common stock are listed on the New York Stock Exchange under the symbol "URI."

Lock-up Agreement

              We have agreed that, during the period beginning on the date of this prospectus supplement and continuing for 90 days after the date of this prospectus supplement, we will not, directly or indirectly, take any of the following actions with respect to our common stock or any securities convertible into or exchangeable or exercisable for any of our common stock: (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of such securities; (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase such securities; (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of such securities; (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in such securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities Act relating to such securities, or publicly disclose the intention to take any such action, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters, except grants of employee stock options pursuant to the exercise of such options or the exercise of any other employee stock options outstanding on the date of this prospectus supplement.

              Our directors and executive officers have agreed that, during the period beginning on the date of this prospectus supplement and continuing and including the date 90 days after the date of this prospectus supplement, and subject to limited exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock, whether any such transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters.

              If (1) during the last 17 days of the 90-day period referred to in the preceding paragraphs, we issue earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of such 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of such 90-day period, then, in each case, such 90-day period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the materials news or material event, as applicable, unless Merrill Lynch, Pierce, Fenner & Smith Incorporated waives, in writing, such extension.

Price Stabilization, Short Positions

              In connection with the offering, the underwriters may purchase and sell the notes or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase an additional amount of notes in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the notes or our common stock prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Convertible Note Hedge Transactions

              In connection with this offering of notes, we intend to enter into convertible note hedge transactions with one or more counterparties, which we refer to as the option counterparties, which may include one or more of the underwriters or affiliates thereof. The convertible note hedge transactions are intended to reduce, subject to a limit, the potential dilution with respect to our common stock upon conversion of the notes. We intend to use cash on hand to pay the cost of the convertible note hedge transactions. If the underwriters exercise their overallotment option to purchase additional notes, we expect to use cash on hand to enter into additional convertible note hedge transactions.

              In connection with establishing its initial hedge of these transactions, the option counterparties have informed us that each option counterparty or an affiliate thereof expects to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with or shortly after the pricing of the notes.

              In addition, the option counterparties have informed us that each option counterparty or an affiliate thereof is likely to modify its hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling shares of our common stock or other of our securities (including the notes) in secondary market transactions during the term of the notes. In particular, such hedge modification transactions are likely to occur near the time of settlement for a conversion of notes, which may have a negative effect on the amount or value of the consideration you receive in connection with the conversion of those notes. In addition, we will exercise options we hold under the convertible note hedge transactions, or options we hold under the convertible note hedge transactions may be terminated, whenever notes are converted. In order to unwind its hedge positions with respect to those exercised or terminated options, each option counterparty expects that it or its affiliates will likely sell or buy our common stock or other of our securities (including the notes) in secondary market transactions or unwind various derivative transactions with respect to our common stock near the time of settlement for the converted notes.

              In addition, if the convertible note hedge transactions fail to become effective when this offering of notes is completed, or if this offering is not completed, the option counterparties have informed us that each option counterparty or an affiliate thereof may unwind its hedge positions with respect to our common stock, which could adversely affect the market price of our common stock and, as a result, the value of the notes.

              The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the market price of our common stock and, as a result, the value of the notes and the value of such common stock that you may receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes. See "Risk Factors—Risks Related to the Notes and Our Common Stock—The convertible note hedge transactions may affect the value of the notes and our common stock" and "Description of the Convertible Note Hedge Transactions."

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Barclays Capital Inc., Calyon Securities (USA) Inc. and Scotia Capital (USA) Inc. are lenders under the ABL facility. In particular, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is an agent, swingline lender, letter of credit issuer and Canadian funding bank (acting through its Canada branch) under the ABL facility. Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a joint lead arranger and joint book manager under the ABL facility. In addition, Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC) is a joint book manager, Wachovia Bank, National Association and Wells Fargo Foothill, LLC, both affiliates of Wells Fargo Securities, LLC, are co-documentation agents and Wachovia Capital Finance Corporation (Canada), also an affiliate of Wells Fargo Securities, LLC, is a Canadian funding bank under the ABL facility. Also, affiliates of Calyon Securities (USA) Inc. and Scotia Capital (USA) Inc. are lenders under the accounts receivable securitization facility and will be repaid with a portion of the net proceeds of this offering. Specifically, Calyon New York Branch, an affiliate of Calyon Securities (USA) Inc., is the administrative agent and The Bank of Nova Scotia, an affiliate of Scotia Capital (USA) Inc., is a purchaser agent under the accounts receivable securitization facility.

              Certain of the underwriters or their respective affiliates will enter into the convertible note hedge transactions with us.

Conflicts of Interest

              Because affiliates of Calyon Securities (USA) Inc. and Scotia Capital (USA) Inc. will each receive more than 5% of the net proceeds from this offering, this offering is being made in compliance with Rule 2720 of the FINRA rules. Because none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated or Wells Fargo Securities, LLC, the joint book-running managers, has a conflict of interest, the FINRA rules do not require that we use a qualified independent underwriter for this offering. No underwriter having a conflict of interest under Rule 2720 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

Electronic Offer, Sale and Distribution of Securities

              In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited principal amount of notes for sale to its online brokerage customers. An electronic prospectus supplement and the accompanying prospectus are available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus supplement.

              Each of the underwriters may arrange to sell common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell shares in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

Notice to Prospective Investors in the EEA

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

              (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

              (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

              (c)   by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

              (d)   in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

              Any person making or intending to make any offer of notes within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of notes contemplated in this prospectus supplement.

              For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in France

              This prospectus has not been prepared in the context of a public offering of securities in France (appel public à l'épargne) within the meaning of Article L.411-1 and seq. of the French Code monétaire et financier and Articles 211-1 and seq. of the Autorité des marchés financiers, or AMF, regulations and has therefore not been submitted to the AMF for prior approval or otherwise. The shares of common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France and neither this prospectus nor any other offering material relating to the common stock has been distributed or caused to be distributed or will be distributed or caused to be distributed to the public in France, except only to persons licensed to provide the investment service of portfolio management for the account of third parties and/or to "qualified investors" (as defined in Article L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier) and/or to a limited circle of investors (as defined in Article L.411-2, D.411-4 of the French Code monétaire et financier) on the condition that no such prospectus nor any other offering material relating to the common stock shall be delivered by then to any person nor reproduced (in whole or in part). Such "qualified investors" are notified that they must act in that connection for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-4 of the AMF regulations and may not re-transfer, directly or indirectly, the common stock in France, other than in compliance with applicable laws and regulations and in particular those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.412-1 and L.621-8 and seq. of the French Code monétaire et financier).

Notice to Prospective Investors in Switzerland

              This document, as well as any other material relating to the notes which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The notes will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The notes are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the notes, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

              This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document, you should consult an authorized financial adviser.

VALIDITY OF SECURITIES

              The validity of the notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

              Davis Polk & Wardwell LLP, New York, New York, has advised the option counterparties with respect to the convertible note hedge transactions.

PROSPECTUS

United Rentals, Inc.

Debt Securities
Common Stock
(including one preferred
stock purchase right)
Preferred Stock
Warrants

United Rentals (North America), Inc.

Debt Securities
(and guarantees thereon)

        United Rentals, Inc. ("Holdings") may, from time to time, offer and sell senior debt securities, common stock, preferred stock and warrants. United Rentals (North America), Inc. ("URNA") may, from time to time, offer and sell senior and senior subordinated debt securities, and Holdings will, and certain of URNA's subsidiaries including InfoManager, Inc., United Rentals (Delaware), Inc., United Rentals Financing Limited Partnership, United Rentals Highway Technology Gulf, Inc., United Rentals Northwest, Inc., United Rentals Realty, LLC and Wynne Systems, Inc. may, fully and unconditionally guarantee the principal of, and premium (if any) and interest on, such debt securities. The debt securities, preferred stock and warrants of Holdings and the debt securities of URNA may be convertible into, or exercisable or exchangeable for, common stock, preferred stock or other securities of Holdings. Additionally, each share of Holdings common stock includes one preferred stock purchase right. We may offer and sell these securities from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering. The aggregate amount of the securities offered by us under this prospectus will not exceed $1 billion.

        This prospectus provides you with a general description of the securities that may be offered in one or more offerings. Each time securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the terms of the offering and the offered securities. A prospectus supplement may also add to, update, modify or supersede the information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement describing the method and terms of the applicable offering.

        We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any of our securities, the applicable prospectus supplement will set forth any applicable commissions or discounts and any over-allotment options. See "Plan of Distribution" for a further description of the manner in which we may dispose of the securities covered by this prospectus. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        The common stock of Holdings is traded on the New York Stock Exchange under the symbol "URI." On October 30, 2009, the closing sale price of our common stock on the New York Stock Exchange was $9.49 per share.

        You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference herein and therein, before making an investment decision.

        Investing in our securities involves certain risks. See the section titled "Risk Factors" beginning on page 6 of this prospectus and on page 9 of our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any of our debt securities, common stock, preferred stock or warrants, as applicable.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated November 2, 2009.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN, AS DESCRIBED UNDER "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," OR ANY FREE WRITING PROSPECTUS THAT WE PREPARE AND DISTRIBUTE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR ANY FREE WRITING PROSPECTUS. THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND ANY FREE WRITING PROSPECTUS MAY BE USED ONLY FOR THE PURPOSES FOR WHICH THEY HAVE BEEN PUBLISHED, AND NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION NOT CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR ANY FREE WRITING PROSPECTUS. IF YOU RECEIVE ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE COVER PAGE OF THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this process, we may sell the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement, together with this prospectus, which will contain more specific information about the terms of the offering and the offered securities. The accompanying prospectus supplement may also add to, update, modify or supersede the information contained in this prospectus. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings with the SEC are also available to the public through the SEC's Internet website at http://www.sec.gov.

        We also make available on our Internet website, free of charge, our annual, quarterly and current reports, including any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is http://www.ur.com. The information contained on our website is not incorporated by reference into this document.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement and the documents incorporated by reference herein for a copy of that contract or other document. You may review a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's Internet website listed above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC's rules allow us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents (or portions thereof) or information deemed to have been furnished and not filed in accordance with SEC rules and regulations):

  (1)
  Annual report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 26, 2009;

  (2)
  Quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed on April 29, 2009;

  (3)
  Quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed on July 29, 2009;

  (4)
  Quarterly report on Form 10-Q for the quarter ended September 30, 2009, filed on October 28, 2009;

  (5)
  Current report on Form 8-K, dated December 31, 2008 and filed on January 7, 2009;

  (6)
  Current report on Form 8-K, dated January 15, 2009 and filed on January 15, 2009;

  (7)
  Current report on Form 8-K, dated January 16, 2009 and filed on January 20, 2009, but only with respect to the information responsive to Item 5.03 of Form 8-K;

  (8)
  Current report on Form 8-K, dated January 16, 2009 and filed on January 22, 2009;

  (9)
  Current report on Form 8-K, dated February 5, 2009 and filed on February 6, 2009;

  (10)
  Current report on Form 8-K, dated February 25, 2009 and filed on February 26, 2009, but only with respect to the information responsive to Item 5.02 of Form 8-K;

  (11)
  Current report on Form 8-K, dated March 13, 2009 and filed on March 17, 2009;

  (12)
  Current report on Form 8-K, dated June 2, 2009 and filed on June 2, 2009, but only with respect to the information responsive to Item 8.01 of Form 8-K;

  (13)
  Current report on Form 8-K, dated June 2, 2009 and filed on June 3, 2009, but only with respect to the information responsive to Item 8.01 of Form 8-K;

  (14)
  Current report on Form 8-K, dated June 9, 2009 and filed on June 12, 2009, but only with respect to the information responsive to Item 1.01, 2.03, 5.02 and 9.01 of Form 8-K;

  (15)
  The description of our capital stock contained in a registration statement filed with the SEC under 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description, which description is amended by the description contained in this prospectus; and

  (16)
  All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering of the securities.

        We will provide, free of charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents, unless such exhibits are specifically incorporated by reference into those documents. You can request those documents from United Rentals, Inc. at Five Greenwich Office Park, Greenwich, CT 06831, Attention: Corporate Secretary, telephone number (203) 622-3131.

        When we refer to "United Rentals," the "Company," "we," "our" or "us" in this prospectus, we mean Holdings and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

        We have included in, or incorporated by reference into, this prospectus forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "seek," "on-track," "plan," "project," "forecast," "intend" or "anticipate," or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected by any forward-looking statements. See the section titled "Risk Factors" below for information regarding certain important factors that could cause our actual results to differ materially from those projected in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this prospectus or, in the case of any document incorporated by reference into this prospectus, the date of that document. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statements are made.

 THE COMPANY

        United Rentals is the largest equipment rental company in the world with an integrated network of 580 rental locations in the United States, Canada and Mexico. We offer for rent approximately 3,000 classes of rental equipment, including heavy machines and hand tools, to customers that include construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. In 2008, we generated revenue of $3.3 billion, including $2.5 billion of equipment rental revenue.

        As of September 30, 2009, our fleet of rental equipment included approximately 225,000 units having an original equipment cost, based on initial consideration paid, of $3.8 billion. The fleet includes:

  •
  General construction and industrial equipment, such as backhoes, skid-steer loaders, forklifts, earth moving equipment, material handling equipment;

  •
  Aerial work platforms, such as scissor lifts and boom lifts;

  •
  General tools and light equipment, such as pressure washers, water pumps, heaters and hand tools; and

  •
  Trench safety equipment for underground work, such as trench shields, aluminum hydraulic shoring systems, slide rails, crossing plates, construction lasers and line testing equipment.

        In addition to renting equipment, we sell new and used rental equipment as well as related contractor supplies, parts and service.

        Our principal executive offices are located at Five Greenwich Office Park, Greenwich, Connecticut 06831, and our telephone number is (203) 622-3131.

 RISK FACTORS

        Investing in our securities involves certain risks. Before you invest in any of our debt securities, common stock, preferred stock or warrants, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption "Risk Factors" and elsewhere in our annual report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See "Where You Can Find More Information" for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes, and fixed charges, net of capitalized interest and (ii) fixed charges consist of interest expense, which includes amortization of deferred finance charges, interest expense-subordinated convertible debentures, capitalized interest and imputed interest on our lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases.

	Fiscal Year Ended December 31,						Nine Months Ended September 30,
	2004	2005	2006	2007	2008		2009
Ratio of Earnings to Fixed Charges(1)	1.4x	2.3x	2.4x	3.3x	—	(2)(3)	—	(2)

(1)
Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods shown. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends does not differ from the ratio of earnings to fixed charges.

(2)
Due to our losses for the year ended December 31, 2008 and the nine months ended September 30, 2009, the ratio coverage was less than 1:1 for these periods. We would have had to have generated additional earnings of $814 million for the year ended December 31, 2008 and $59 million for the nine months ended September 30, 2009 to have achieved coverage ratios of 1:1.

(3)
The loss for the year ended December 31, 2008 includes the effect of a $1,147 million pretax non-cash goodwill impairment charge. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 2.2x for the year ended December 31, 2008.

 USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement or other offering material, we will use the proceeds from the sale of the securities to repay our outstanding debt, to retire other securities or to provide funds for other general corporate purposes.

 SUMMARY DESCRIPTION OF THE SECURITIES WE MAY ISSUE

        We may use this prospectus to offer from time to time:

  •
  Debt securities.  The debt securities may be senior debt securities or, in the case of URNA, senior or senior subordinated debt securities. The debt securities may be convertible into, or exchangeable for, Holdings' common stock, preferred stock or other securities. In the case of debt securities issued by URNA, Holdings will, and certain of URNA's subsidiaries may, fully and unconditionally guarantee the principal of, and premium (if any) and interest on, such debt securities. The debt securities will be unsecured and, in the case of senior debt, will rank equally with any of our other senior and unsecured debt and, in the case of subordinated debt, will rank junior in right of payment and priority to any senior debt.

  •
  Shares of common stock, par value $0.01 per share, of Holdings.

  •
  Shares of preferred stock, par value $0.01 per share, of Holdings.  The preferred stock may be convertible into, or exchangeable for, other series of Holdings' preferred stock or common stock. We may offer different series of preferred stock with different dividend, voting, conversion, redemption and liquidation rights.

  •
  Warrants.  These warrants may be issued by Holdings for the purchase of our debt securities, common stock or preferred stock. Warrants may be issued independently or together with debt securities, common stock or preferred stock, and may be attached to or separate from those securities.

        The applicable prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these securities.

DESCRIPTION OF DEBT SECURITIES

        The following description of the debt securities outlines some of the provisions of the debt securities. This information may not be complete in all respects and is qualified in its entirety by reference to the applicable indenture and its associated documents, including your debt security. We have filed forms of the indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" for information on how to obtain copies of them. The specific terms of any series of debt securities will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms of that series of debt securities may differ from the general description of terms presented below.

        Please note that, in this section entitled "Description of Debt Securities," references to "we," "our" and "us" refer either to Holdings or to URNA, as the case may be, as the issuer of the applicable series of debt securities and not to any subsidiaries, unless the context requires otherwise. Also, in this section, references to "holders" mean those who own debt securities registered in their own names on the books that we or the trustee maintain for this purpose and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section entitled "—Book-Entry, Delivery and Form."

Debt Securities May Be Senior or Senior Subordinated

        Holdings and URNA may issue debt securities which, in the case of Holdings, will be senior debt securities and, in the case of URNA, may be senior or senior subordinated debt securities. Neither the senior debt securities nor the senior subordinated debt securities will be secured by any property or assets of Holdings, URNA or any of their respective subsidiaries. Thus, by owning a debt security, you are an unsecured creditor of Holdings or URNA, as the case may be. As a result, both the senior debt securities and the senior subordinated debt securities will be structurally subordinate to the secured indebtedness of Holdings or URNA, as the case may be, to the extent of the value of the applicable collateral. In addition, the debt securities may be convertible into, or exchangeable for, Holdings' common stock, preferred stock or other securities.

        The senior debt securities will be issued under the applicable senior debt indenture, as described below, and will rank equally with all the other senior unsecured and unsubordinated debt of Holdings or URNA, as the case may be.

        The senior subordinated debt securities of URNA will be issued under the senior subordinated debt indenture, as described below, and payment of the principal of, and premium (if any) and interest on, the senior subordinated debt securities will be junior in right of payment to the prior payment in full of all of URNA's "senior indebtedness," as defined in the senior subordinated debt indenture. The prospectus supplement for any series of senior subordinated debt securities will set forth the subordination terms of such debt securities, as well as the aggregate amount of senior indebtedness outstanding as of the end of URNA's most recent fiscal quarter. The prospectus supplement will also set forth limitations, if any, on issuance of additional senior indebtedness. Holdings' senior indebtedness will be structurally subordinate to the indebtedness of URNA and will be structurally subordinate to the indebtedness of the subsidiaries of URNA. URNA's indebtedness is, and any additional indebtedness of URNA will be, structurally subordinate to the indebtedness of URNA's subsidiaries (except to the extent such subsidiary guarantees such indebtedness and solely to the extent of such guarantee) and will be structurally senior to any indebtedness of Holdings (except to the extent Holdings guarantees such indebtedness and solely to the extent of such guarantee).

        When we refer to "senior debt securities" in this prospectus, we mean both the senior debt securities of Holdings and the senior debt securities of URNA, unless the context requires otherwise. When we refer to "senior subordinated debt securities" in this prospectus, we mean the senior subordinated debt securities of URNA, unless the context requires otherwise. When we refer to "debt securities" in this prospectus, we mean both the senior debt securities and the senior subordinated debt securities, unless the context requires otherwise.

The Senior Debt Indenture of Holdings

        The senior debt securities of Holdings are governed by a document called an indenture. Each indenture is a contract between Holdings, as the issuer of the debt securities, and The Bank of New York Mellon, which will initially act as trustee.

        The trustee has two main roles:

  •
  First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe under "—Events of Default."

  •
  Second, the trustee performs administrative duties for us, such as sending interest payments and notices.

        When we refer to the indenture or the trustee with respect to any debt securities of Holdings, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

The Senior Debt Indenture and the Senior Subordinated Debt Indenture of URNA

        The senior debt securities and the senior subordinated debt securities of URNA are each governed by a document called an indenture—the senior debt indenture, in the case of the senior debt securities, and the senior subordinated debt indenture, in the case of the senior subordinated debt securities. Each indenture is a contract between (i) URNA, as issuer of the debt securities, (ii) Holdings and certain subsidiaries of URNA, if applicable, as guarantors, and (iii) The Bank of New York Mellon, which will initially act as trustee. The indentures governing the debt securities of URNA are substantially identical, except for the provisions relating to subordination, which are included only in the senior subordinated debt indenture.

        Under each indenture, Holdings will, and certain subsidiaries of URNA may, fully and unconditionally guarantee, jointly and severally, to each holder and the trustee, the full and prompt performance of URNA's obligations under the indenture and the debt securities, including the payment of principal of, and premium (if any) and interest on, the debt securities. The guarantee of any senior subordinated debt securities by Holdings and those subsidiaries of URNA will be subordinated to the senior indebtedness of Holdings or such subsidiary guarantor, as applicable, on the same basis as such senior subordinated debt securities are subordinated to the senior indebtedness of URNA.

        The prospectus supplement will describe any additional terms of the guarantee and will identify any subsidiary guarantors of those debt securities.

        The trustee under each indenture has two main roles:

  •
  First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe under "—Events of Default."

  •
  Second, the trustee performs administrative duties for us, such as sending interest payments and notices.

        When we refer to the indenture, the guarantors or the trustee with respect to any debt securities of URNA, we mean the indenture under which those debt securities are issued, Holdings and any subsidiary guarantors of those debt securities and the trustee under that indenture.

We May Issue Many Series of Debt Securities

        We may issue as many distinct series of debt securities as we wish. Additionally, the provisions of each indenture allow us to "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series. This section of the prospectus summarizes terms of the securities that apply generally to all series. We will describe most of the financial and other specific terms of a series, including any additional terms of any guarantee, whether it be a series of the senior debt securities or senior subordinated debt securities, in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here.

        As you read this section of the prospectus, please remember that the specific terms of your debt security will be described in the accompanying prospectus supplement and that description may modify or replace the general terms described in this section. If there are any differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

        When we refer to a series of debt securities, we mean a series issued under the applicable indenture. When we refer to the prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in the prospectus supplement have the meanings described in this prospectus, unless otherwise specified.

Principal Amount, Stated Maturity and Maturity

        The "principal amount" of a debt security means the principal amount, plus the premium, if any, payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount. Any debt securities owned by us or any of our affiliates are not deemed to be outstanding for certain determinations under the indenture.

        The term "stated maturity" with respect to any debt security means the day on which the principal amount of the debt security is scheduled to become due. The principal may become due sooner by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the "maturity" of the principal.

        We also use the terms "stated maturity" and "maturity" to refer to the days when other payments become due. For example, we refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment.

        When we refer to the "stated maturity" or the "maturity" of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Terms Contained in the Prospectus Supplement

        The prospectus supplement will contain the terms relating to the specific series of debt securities being offered. The prospectus supplement will include some or all of the following:

  •
  whether the issuer of the debt securities is Holdings or URNA;

  •
  the title of the debt securities and whether they are senior debt securities or senior subordinated debt securities;

  •
  any limit on the aggregate principal amount of debt securities of such series;

  •
  the date or dates on which the principal of any debt securities is payable;

  •
  the rate or rates at which any debt securities of the series will bear interest, if any, and the date or dates from which any such interest will accrue;

  •
  the dates on which any interest will be payable and the regular record date for determining who is entitled to the interest payable on any interest payment date;

  •
  the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

  •
  the place or places where the principal of, and premium (if any) and interest on, any debt securities of the series will be payable and the manner in which any payment may be made;

  •
  any provisions regarding the manner in which the amount of the principal of, and premium (if any) and interest on, any debt securities of the series may be determined with reference to a financial or economic measure or pursuant to a formula, if applicable;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option, and, if other than by a board resolution, the manner in which our election to redeem the debt securities will be evidenced;

  •
  our obligation, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provision and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

  •
  the denominations of the debt securities if other than denominations of $1,000 and any integral multiple of $1,000 in excess thereof;

  •
  if other than the currency of the United States, the currency, currencies or currency units in which the principal of, and premium (if any) and interest on, any debt securities of the series will be payable and the manner of determining the equivalent thereof in the currency of the United States for any purpose;

  •
  if the principal of, and premium (if any) and interest on, any debt securities of the series is to be payable in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies, or currency units in which the principal of, and premium (if any) and interest on, such debt securities will be payable, the periods within which and the terms and conditions upon which such payments are to be made, and the amount so payable (or the manner in which such amount will be determined);

  •
  if other than the entire principal amount, the portion of the principal amount of any debt securities of the series which will be payable upon declaration of acceleration of the maturity;

  •
  if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any day prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount will be determined);

  •
  that the debt securities of the series will be subject to full defeasance or covenant defeasance, if applicable;

  •
  that any debt securities will be issuable in whole or in part in the form of one or more global securities and, in such case, the depositaries for such global securities and the form of any legend or legends which will be borne by such global security, if applicable;

  •
  any addition to, elimination of, or other change in, the events of default which applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount due and payable;

  •
  any addition to, elimination of or other change in the covenants which apply to any debt securities of the series;

  •
  if the debt securities may be converted into, or exchanged for, common or preferred stock or other securities of Holdings, the terms on which such conversion or exchange may occur, including whether such conversion or exchange is mandatory, at the option of the holder or at our option, the period during which such conversion or exchange may occur, the initial conversion or exchange rate and the circumstances or manner in which the number of shares of common or preferred stock issuable upon conversion or exchange may be adjusted or calculated according to the market price of Holdings' common or preferred stock or such other securities;

  •
  in the case of debt securities issued by URNA, any additional terms of the guarantee and, if the debt securities are guaranteed by certain subsidiaries of URNA, the identity of the subsidiary guarantors; and

  •
  any other terms of the debt securities not inconsistent with the indenture.

        Unless otherwise specified in the prospectus supplement, the debt securities will not be listed on any securities exchange.

        Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the prospectus supplement.

        Debt securities may bear interest at a fixed rate or a variable rate, as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the prospectus supplement any material special federal income tax considerations applicable to any such discounted debt securities.

Certain Covenants

        The indenture may include covenants of Holdings, URNA or any subsidiary guarantors, as the case may be. These covenants may impose limitations on our indebtedness, limitations on liens, limitations on the issuance of preferred stock of certain of our subsidiaries, limitations on certain distributions and limitations on transactions with our affiliates, or other limitations. Any such covenants applicable to a series of debt securities will be set forth in the prospectus supplement.

Consolidation, Merger, Sale of Assets, Etc.

        The indenture may restrict the ability of Holdings, URNA and/or certain of URNA's subsidiaries to enter into certain transactions, including a transaction or series of transactions pursuant to which Holdings, URNA or certain of URNA's subsidiaries merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons. The terms of any such restriction applicable to a series of debt securities will be set forth in the prospectus supplement.

Events of Default

        The following will be "Events of Default" under the indenture:

  (i)
  default in the payment of the principal of, or premium (if any) on, any of the debt securities, when due and payable (at stated maturity, upon optional redemption, or otherwise), whether or not prohibited by the subordination provisions of the indenture, if any;

  (ii)
  default in the payment of an installment of interest on any debt security, when due and payable, for 30 days, whether or not prohibited by the subordination provisions of the indenture, if any;

  (iii)
  certain events relating to our bankruptcy, insolvency or reorganization; and

  (iv)
  if applicable, any of the guarantees ceases to be in full force and effect or any of the guarantees is declared to be null and void and unenforceable or any of the guarantees is found to be invalid or Holdings or any of the subsidiary guarantors denies its liability under its guarantee (other than by reason of release of Holdings or the subsidiary guarantor in accordance with the terms of the indenture).

        The prospectus supplement will specify any additional Events of Default with respect to a particular series of debt securities. If an Event of Default (other than an Event of Default covered by clause (iii) above) will occur and be continuing, the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the debt securities then outstanding, by notice to the trustee and us, may declare the principal of, premium (if any) and accrued and unpaid interest (if any) on all of the outstanding debt securities due and payable immediately, upon which declaration, all amounts payable in respect of the debt securities will be due and payable as of the date which is five business days after the giving of such notice. If an Event of Default specified in clause (iii) above occurs and is continuing, then the principal of, and premium (if any) and accrued and unpaid interest (if any) on, all the outstanding debt securities will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of debt securities.

        After a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities, by written notice to us and the trustee, may rescind such declaration if:

  (i)
  we have paid or deposited with the trustee a sum sufficient to pay:

  (a)
  all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel;

  (b)
  all overdue interest on all debt securities;

  (c)
  the principal of, and premium (if any) on, any debt securities which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the debt securities; and

  (d)
  to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate set forth in the debt securities which has become due otherwise than by such declaration of acceleration;

  (ii)
  the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

  (iii)
  all Events of Default, other than the non-payment of the principal of, and premium (if any) and interest on, the debt securities that has become due solely by such declaration of acceleration, have been cured or waived.

        The holders of not less than a majority in aggregate principal amount of the outstanding debt securities may on behalf of the holders of all the debt securities waive any past defaults under the indenture, except a default in the payment of the principal of, or premium (if any) or interest on, any debt security, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each debt security outstanding.

        No holder of any of the debt securities has any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (i) such holder has previously given written notice to the trustee of a continuing Event of Default, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities have made written request to the trustee to institute such proceeding as the trustee under the debt securities and the indenture, (iii) such holders have offered to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request, (iv) the trustee has failed to institute such proceeding within 45 days after receipt of such notice, request and offer of indemnity and (v) the trustee, within such 45-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding debt securities. Such limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of the principal of, or premium (if any) or interest on, such debt security on or after the respective due dates expressed in such debt security.

        During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, whether or not an Event of Default will occur and be continuing, the trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders will have offered to the trustee security or indemnity satisfactory to it. Subject to certain provisions concerning the rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee under the indenture.

        If a default or an Event of Default occurs and is continuing and is known to the trustee, the trustee will mail to each holder of the debt securities notice of the default or Event of Default within 90 days after obtaining knowledge thereof. Except in the case of a default or an Event of Default in payment of the principal of, or premium (if any) or interest on, any debt securities, the trustee may withhold the notice to the holders of such debt securities if its board of directors, the executive committee or a committee of its board of directors or any responsible officer at the trustee's corporate trust office in good faith determines that withholding the notice is in the interest of the holders of the debt securities.

        We are required to furnish to the trustee annual statements as to our performance of our obligations under the indenture and as to any default in such performance. We are also required to notify the trustee within five days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

No Liability for Certain Persons

        No director, officer, employee or stockholder of Holdings or URNA, nor any director, officer or employee of any subsidiary guarantor, as such, will have any liability for any obligations of Holdings, URNA or any such subsidiary guarantor, as the case may be, under the debt securities, the guarantees thereof or the indenture based on, or by reason of, such obligations or their creation. Each holder by accepting a debt security waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the debt securities, as expressly provided for in the indenture) as to all outstanding debt securities when:

  (i)
  either:

  (a)
  all the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or repaid and debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation; or

  (b)
  all debt securities not theretofore delivered to the trustee for cancellation (except lost, stolen or destroyed debt securities which have been replaced or paid) have become due and payable, will become due and payable at their stated maturity within one year or will become due and payable within one year under arrangements acceptable to the trustee, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for the principal of, and premium (if any) and interest on, the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the maturity or redemption date, as the case may be, together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (ii)
  we have paid all other sums payable under the indenture by us; and

  (iii)
  we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Amendments and Waivers

        From time to time, we, when authorized by a resolution of our Board of Directors (the "Board"), and the trustee may, without the consent of the holders of any outstanding debt securities, amend, waive or supplement the indenture or the debt securities for certain specified purposes described in the applicable prospectus supplement, including, among other things, adding to our covenants or surrendering any right or power conferred upon us in the indenture, securing any of the debt securities, curing ambiguities, defects or inconsistencies, qualifying (or maintaining the qualification of) the indenture under the Trust Indenture Act of 1939; provided, however, that such amendments, waivers or supplements do not adversely affect the rights of any holder of debt securities. Other amendments and modifications of the indenture or the debt securities may be made by us and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  (i)
  reduce the principal amount of, extend the stated maturity of or alter the redemption provisions of, any debt security;

  (ii)
  change the currency in which any debt security or any premium or the interest thereon is payable;

  (iii)
  reduce the percentage in principal amount of outstanding debt securities that must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the debt security or any guarantee;

  (iv)
  impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities or any guarantee;

  (v)
  waive a default in payment with respect to the debt securities or any guarantee;

  (vi)
  reduce or change the rate or time for payment of interest on the debt securities;

  (vii)
  modify the terms upon which those debt securities are convertible into, or exchangeable for, Holding's other securities in a manner adverse to the holders; or

  (viii)
  modify or change any provision in the indenture affecting the ranking of the debt securities or, in the case of debt securities entitled to the benefit of any guarantee, any guarantee in a manner adverse to the holders.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee thereunder will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that, if it acquires any conflicting interest (as defined in such Act), it must eliminate such conflict or resign.

Governing Law

        The indentures, the debt securities and any guarantees of those debt securities will be governed by New York law.

Book-Entry, Delivery and Form

        The debt securities will be issued in the form of one or more registered global debt securities (the "Global Debt Securities"). The Global Debt Securities will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Debt Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the

Global Debt Securities may not be exchanged for debt securities in certificated form except in the limited circumstances described below. See "—Exchange of Global Debt Securities for Certificated Debt Securities." Except in the limited circumstances described below, owners of beneficial interests in the Global Debt Securities will not be entitled to receive physical delivery of debt securities in certificated form.

        Transfers of beneficial interests in the Global Debt Securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

  (i)
  upon deposit of the Global Debt Securities, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Debt Securities; and

  (ii)
  ownership interests in the Global Debt Securities will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Debt Securities).

        Investors in the Global Debt Securities who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Debt Securities who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Debt Security may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Debt Security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Debt Security to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Debt Securities will not have debt securities registered in their names, will not receive physical delivery of debt securities in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

        Payments in respect of the principal of, and premium (if any) and interest on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the debt securities, including the Global Debt Securities, are registered as the owners of the debt securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

  (i)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Debt Securities or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Debt Securities; or

  (ii)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the debt securities (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the debt securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Debt Securities and only in respect of such portion of the aggregate principal amount of the debt securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the debt securities, DTC reserves the right to exchange the Global Debt Securities for debt securities in certificated form and to distribute such debt securities to its Participants.

        Neither we, the trustee nor any agent of ours of the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Debt Securities for Certificated Debt Securities

        Subject to certain conditions, a Global Debt Security is exchangeable for certificated debt securities in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

  (i)
  DTC notifies us that it is unwilling or unable to continue as depository for the Global Debt Securities or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we are unable to locate a qualified successor within 90 days;

  (ii)
  we, in our discretion, at any time determine not to have all the debt securities represented by the Global Debt Securities; or

  (iii)
  an Event of Default has occurred and is continuing.

        Any Global Debt Security that is exchangeable as described above is exchangeable for certificated debt securities issuable in authorized denominations and registered in such names as DTC will direct.

Same Day Settlement and Payment

        We will make payments in respect of the debt securities represented by the Global Debt Securities (including principal, premium (if any) and interest) by wire transfer of immediately available funds to the accounts specified by the holder of the Global Debt Security. We will make all payments of principal, premium (if any) and interest, with respect to certificated debt securities by wire transfer of immediately available funds to the accounts specified by the holders of the certificated debt securities or, if no such account is specified, by mailing a check to each such holder's registered address.

DESCRIPTION OF HOLDINGS' COMMON STOCK

        The following description of Holdings' common stock is a summary of the material terms of our common stock. This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to our certificate of incorporation, by-laws and applicable Delaware law.

General

        Holdings is authorized by its certificate of incorporation to issue up to 500,000,000 shares of common stock, par value $0.01 per share.

        As of September 30, 2009, there were 60,141,706 shares of Holdings' common stock, $.01 par value, outstanding. At December 31, 2008, there were (i) 493,000 shares of common stock reserved for the exercise of warrants, (ii) 2,341,196 shares of common stock reserved for issuance pursuant to options granted under our stock option plans, (iii) 3,555,133 shares of common stock reserved for the conversion of outstanding Quarterly Income Preferred Securities of the United Rentals Trust I, and (iv) 6,586,048 shares of common stock reserved for the conversion of 1 7/8% Convertible Senior Subordinated Notes due 2023.

        The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Dividend Rights

        Subject to the rights of the holders of our preferred stock (if any), the holders of our common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our Board, from legally available funds. However, Holdings has not paid dividends on its common stock since inception.

Voting Rights; Declassified Board

        Each holder of record of our common stock is entitled to one vote for each share held on all matters submitted to a vote at a meeting of our stockholders. Except as otherwise required by law, holders of our common stock will vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. There are no cumulative voting rights with respect to the election of directors or any other matters. Our by-laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. As a result of an amendment to our restated certificate of incorporation that was proposed by the Board and approved by stockholders at our 2007 annual meeting, we have begun to transition our Board from a classified board to a declassified board such that, beginning with our 2010 annual meeting, all directors will be elected annually for one-year terms.

Liquidation Rights

        Subject to the rights of the holders of our preferred stock (if any), in the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share equally in the assets available for distribution after payment of all creditors.

No Redemption, Conversion or Preemptive Rights

        Holders of our common stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities. There are no redemption provisions or sinking fund provisions applicable to our common stock.

Fully Paid and Nonassessable

        When Holdings issues shares of its common stock, the shares will be fully paid and nonassessable, which means that the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares.

No Restrictions on Transfer

        Neither our certificate of incorporation nor our by-laws contains any restrictions on the transfer of our common stock. In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws.

Issuance of Common Stock

        In certain instances, the issuance of authorized but unissued shares of common stock may have an anti-takeover effect. The Board's authority to issue additional shares of common stock may help deter or delay a change of control by increasing the number of shares needed to gain control.

Certain Provisions in our Certificate of Incorporation and By-laws

        Holdings' certificate of incorporation and by-laws contain a number of provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of us, including provisions (i) providing the Board with the exclusive power to determine the exact number of directors comprising the entire Board, subject to the certificate of incorporation and the right of the holders of preferred stock to elect directors (if any); (ii) authorizing the Board or a majority of the directors then in office or the sole remaining director (and not stockholders unless there are no directors then in office) to fill vacancies in the Board; (iii) providing that a director may be removed prior to the expiration of his or her term only by the affirmative vote of 66 2/3% of the voting power and, with respect to directors elected before 2008, only for cause; (iv) requiring advance notice of stockholder proposals; (v) providing that any action required or permitted to be taken by our stockholders be taken only at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting; (vi) providing the Board with flexibility in scheduling the annual meeting (subject to state law requirements); (vii) providing that special meetings of stockholders may be called only by the chief executive officer or a majority of the Board; (viii) providing that the by-laws may be amended by the Board; (ix) providing that the by-laws and certain of the provisions of the certificate of incorporation may be amended by our stockholders only by the affirmative vote of at least 66 2/3% of the outstanding voting power and (x) authorizing the Board to issue preferred stock with rights and privileges, including voting rights, as it may deem appropriate. The foregoing provisions could impede a change of control.

Stockholder Rights Plan

        We adopted a stockholder rights plan on September 28, 2001 (with a record date of October 19, 2001), as amended by the First Amendment, dated as of July 22, 2007 and the Second Amendment, dated October 16, 2008. Under this plan, each outstanding share of our common stock includes one associated preferred stock purchase right. Each right entitles the registered holder to purchase from Holdings a unit consisting of one one-thousandth of a share of Series E Junior Participating Preferred Stock, at an exercise price of $120.00 per unit, subject to adjustment. The rights are not currently exercisable, but may become exercisable as described below.

        If an entity, person or group of affiliated persons acquires beneficial ownership of 15% or more of the common stock (an "Acquiring Person"), then the rights will become exercisable and each holder of a right, other than the Acquiring Person, will thereafter have the right to receive, upon exercise, common stock having a value then equal to two times the exercise price of the right. If Holdings is acquired in a merger or business combination transaction or 50% or more of Holdings' assets, cash flow or earning power is sold, each holder of a right, other than the Acquiring Person, would have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which, at the time of such transaction, would have a market value of two times the exercise price of the right. The final expiration date of the stockholder rights plan is September 27, 2011.

Section 203 of the Delaware General Corporation Law

        Holdings is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between Holdings and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  prior to the stockholder becoming an interested stockholder, the Board must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Holdings outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

  •
  the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Listing

        Holdings' common stock is traded on the New York Stock Exchange and trades under the symbol "URI."

Transfer Agent

        The transfer agent for our shares of common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF HOLDINGS' PREFERRED STOCK

        The following description of Holdings' preferred stock outlines some of the provisions of our preferred stock. This information may not be complete in all respects and is qualified in its entirety by reference to our certificate of incorporation and by-laws, and the certificate of designation relating to your series of preferred stock. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms of that series of preferred stock may differ from the general description of terms presented below.

General

        Holdings is authorized by its certificate of incorporation to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, in one or more series.

        Currently, there are no shares of our preferred stock issued and outstanding. As previously reported and as discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2008, in June 2008, we repurchased all of our outstanding Series C and Series D perpetual convertible preferred stock, which have been cancelled and returned to the status of authorized but unissued shares of preferred stock.

        Subject to the restrictions prescribed by law, our Board is authorized to fix the number of shares of any series of unissued preferred stock, to determine the designations and the rights, preferences, privileges, restrictions and limitations granted to or imposed upon any series of preferred stock (including dividend rights (which may be cumulative or non-cumulative), voting rights, conversion rights, redemption rights and terms, sinking fund provisions, liquidation preferences and any other relative rights, preferences and limitations of that series) and, within any applicable limits and restrictions established, to increase or decrease the number of shares of such series subsequent to its issue. Before we issue any series of preference shares, our Board will adopt resolutions creating and designating such series as a series of preference shares. Shareholders will not need to approve these resolutions. The issuance of preferred stock could adversely affect the voting and other rights of holders of our common stock and may have the effect of delaying or preventing a change in control of Holdings.

Terms Contained in the Prospectus Supplement

        The applicable prospectus supplement will contain the dividend, voting, conversion, redemption, sinking fund, liquidation and other rights, preferences, privileges, restrictions or limitations of any series of preferred stock. The applicable prospectus supplement will describe the following terms of a series of preferred stock:

  •
  the designation and stated value per preference share and the number of preference shares offered;

  •
  the initial public offering price at which we will issue the preference shares;

  •
  whether the shares will be listed on any securities exchange;

  •
  the dividend rate or method of calculation, the payment dates for dividends and the dates from which dividends will start to cumulate;

  •
  any voting rights;

  •
  any conversion rights;

  •
  any redemption or sinking fund provisions;

  •
  the amount of liquidation preference per share; and

  •
  any additional dividend, voting, conversion, redemption, sinking fund, liquidation and other rights or restrictions.

        The applicable prospectus supplement may also describe some of the U.S. federal income tax consequences of the purchase and ownership of the series of preferred stock.

No Preemptive Rights

        The holders of our preferred stock will have no preemptive rights to buy any additional shares of preferred stock.

Fully Paid and Nonassessable

        When we issue shares of our preferred stock, the shares will be fully paid and nonassessable, which means the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares.

No Restrictions on Transfer

        Neither our certificate of incorporation nor our by-laws contains any restrictions on the transfer of our preferred stock. In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws.

Issuance of Preferred Stock

        In certain instances, the issuance of authorized but unissued shares of preferred stock may have an anti-takeover effect. The authority of the Board to issue preferred stock with rights and privileges, including voting rights, as it may deem appropriate, may enable the Board to prevent a change of control despite a shift in ownership of our common stock.

DESCRIPTION OF WARRANTS

        The following description outlines some of the provisions of each warrant agreement, the warrants and the warrant certificates. This information may not be complete in all respects and is qualified in its entirety by reference to the relevant warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.

General

        We may issue warrants for the purchase of debt securities, common stock or preferred stock. Warrants may be issued independently or together with such debt securities, common stock or preferred stock, and may be attached to or separate from those securities.

        Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between us and a bank, as warrant agent, selected by us with respect to such series, having its principal office in the United States and having combined capital and surplus of at least $50,000,000.

        The applicable prospectus supplement relating to a series of warrants will mention the name and address of the warrant agent. The applicable prospectus supplement will describe the terms of the warrant agreement and the series of warrants in respect of which this prospectus and the accompanying prospectus supplement are being delivered, including:

  •
  the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  •
  the offering price;

  •
  the aggregate number of warrants;

  •
  whether the warrants or related securities will be listed on any securities exchange;

  •
  the currency for which such warrants may be purchased;

  •
  the date on which the warrants and the related securities will be separately transferable;

  •
  in the case of warrants to purchase debt securities, the principal amount of debt securities that can be purchased upon exercise of one warrant, and the price and currency for purchasing those debt securities upon exercise and, in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, that can be purchased upon the exercise of one warrant, and the price for purchasing such shares upon this exercise;

  •
  the dates on which the right to exercise the warrants will commence and expire and, if the warrants are not continuously exercisable, any dates on which the warrants are not exercisable;

  •
  the terms of the securities issuable upon exercise of those warrants;

  •
  provisions for changes to or adjustments in the exercise price;

  •
  whether the warrants will be issued in global or certificated form; and

  •
  any other terms of the warrants.

        Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent's corporate trust office or any other office indicated in the applicable prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, this exchange may take place only if the certificates representing such related securities are also exchanged. Prior to warrant exercise, warrantholders will not have any rights as holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive the principal of, and premium (if any) or interest payments on, the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive any dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

        Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the warrants.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities specified in the applicable prospectus supplement at the exercise price mentioned or calculated as described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Warrants may be exercised by delivery of the warrant certificate representing the warrants to be exercised or, in the case of global securities, as described under "Global Securities," by delivery of an exercise notice for those warrants, together with certain information and payment to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement, of the required purchase amount. The information required to be delivered will be on the reverse side of the warrant certificate and in the applicable prospectus supplement. Upon receipt of such payment and the warrant certificate or exercise notice properly executed at the warrant agent's corporate trust office or any other office indicated in the applicable prospectus supplement, we will, within the time period provided by the relevant warrant agreement, issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

        If mentioned in the applicable prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

        In the case of warrants to purchase common stock, the exercise price payable and the number of shares of common stock to be purchased upon warrant exercise may be adjusted in certain events, including:

  •
  the issuance of share dividends to stockholders or a combination, subdivision or reclassification of our common stock;

  •
  the issuance of rights, warrants or options to all stockholders entitling them to purchase shares of common stock for an aggregate consideration per share less than the current market price per share;

  •
  any distribution by us to our stockholders or evidences of our indebtedness or of assets, excluding cash dividends or distributions referred to above; and

  •
  any other events mentioned in the applicable prospectus supplement.

        No adjustment in the number of shares purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Modification

        We and the relevant warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without any such warrantholder's consent, for the purpose of:

  •
  curing any ambiguity, any defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates;

  •
  evidencing the succession of another corporation to us and their assumption of our covenants contained in the warrant agreement and the warrants;

  •
  appointing a successor depositary, if the warrants are issued in the form of global securities;

  •
  evidencing a successor warrant agent's acceptance of appointment with respect to the warrants;

  •
  adding to our covenants for the warrantholders' benefit or surrendering any right or power conferred upon us under the warrant agreement;

  •
  issuing warrants in definitive form, if such warrants are initially issued in the form of global securities; or

  •
  amending the warrant agreement and the warrants as we deem necessary or desirable and that will not adversely affect the warrantholders' interests in any material respect.

        We and the warrant agent may also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants such amendment affects, for the purpose of adding, modifying or eliminating any of the warrant agreement's provisions or of modifying the holders' rights. However, no such amendment that:

  •
  changes the number or amount of securities purchasable upon warrant exercise so as to reduce the number of securities receivable upon this exercise;

  •
  shortens the time period during which the warrants may be exercised;

  •
  otherwise adversely affects the exercise rights of such warrantholders in any material respect; or

  •
  reduces the number of unexercised warrants, the consent of holders of which is required for amending the warrant agreement or the related warrants may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

        Each warrant agreement will provide that we may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of its assets to any other corporation; provided, however, that:

  •
  either we must be the continuing corporation, or the corporation other than us formed by or resulting from any consolidation or merger or that receives the assets must be organized and existing under the laws of any U.S. jurisdiction (or any subdivision thereof) and must assume our obligations for the unexercised warrants and the performance of all covenants and conditions of the relevant warrant agreement; and

  •
  we or that successor corporation must not immediately be in default under that warrant agreement.

Enforceability of Rights by Holders of Warrants

        Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case we default in performing its obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrantholder may, without the consent of the warrant agent or of any other warrantholder, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that warrant.

Replacement of Warrant Certificates

        We will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to us and the relevant warrant agent of evidence satisfactory to them of the ownership of that warrant certificate and of the destruction, loss, theft or mutilation of that warrant certificate, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless we or the warrant agent has received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to the relevant warrant agent and us before a replacement warrant certificate will be issued.

Title

        We, the warrant agents and any of their agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary. See "Global Securities."

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus and any applicable prospectus supplements:

  •
  through underwriters or dealers;

  •
  through agents;

  •
  directly to purchasers; or

  •
  through a combination of any such methods of sale.

        The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

  •
  at a fixed price or prices that may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        If underwriters are used to sell securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions.

        The applicable prospectus supplement relating to the securities will set forth:

  •
  the offering terms, including the name or names of any underwriters, dealers or agents;

  •
  the purchase price of the securities and the proceeds to us, if any, from such sale;

  •
  any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

  •
  any securities exchanges on which the securities may be listed.

        The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

        Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

        Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled "Plan of Distribution" or "Underwriting" in the applicable prospectus supplement.

VALIDITY OF SECURITIES

        Unless otherwise indicated in the prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for any underwriters or agents, as the case may be, by Cravath, Swaine & Moore LLP, New York, New York. We have also been advised as to certain matters relating to the laws of the State of Texas by Haynes and Boone, LLP and as to certain matters relating to the laws of the State of Oregon by K&L Gates LLP.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and our management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

$150,000,000

United Rentals, Inc.

% Convertible Senior Notes due 2015

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch
Morgan Stanley
Wells Fargo Securities
Barclays Capital
Calyon Securities (USA) Inc.
Scotia Capital

                        , 2009